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                                                                  EXECUTION COPY
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               AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

                                     BETWEEN

                          BONE, MUSCLE AND JOINT, INC.

                                       AND

               LEHIGH VALLEY BONE, MUSCLE AND JOINT GROUP, L.L.C.

                          Effective as of July 1, 1997

================================================================================


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                                   ATTACHMENTS
                                   -----------

SCHEDULES
---------

SCHEDULE I        --           New Ancillary Services -- Exceptions
SCHEDULE II       --           Management Company Operating Cost Budget
SCHEDULE III      --           Equity Participation
SCHEDULE IV       --           Draw Date and Draw Percentage
SCHEDULE V        --           Management Fee -- Applicable Percentage
SCHEDULE VI       --           Professional Practice Cost Savings
SCHEDULE VII      --           Computation Example
SCHEDULE VIII     --           Non-Competition
SCHEDULE 6.2      --           Equity Investments
SCHEDULE 6.3      --           Consent
SCHEDULE 6.4      --           Financial Information
SCHEDULE 6.5      --           Absence of Undisclosed Liabilities
SCHEDULE 6.6      --           Absence of Changes
SCHEDULE 6.7      --           Tax Matters
SCHEDULE 6.8      --           Litigation, Etc.
SCHEDULE 6.10     --           Accounts Receivable; Accounts Payable
SCHEDULE 6.11     --           Labor Relations; Employees
SCHEDULE 6.12     --           Employee Benefit Plans
SCHEDULE 6.13     --           Insurance
SCHEDULE 6.14     --           Real Property
SCHEDULE 6.15     --           Burdensome Restrictions
SCHEDULE 6.16     --           Disclosure
SCHEDULE 7.2      --           Consents
SCHEDULE 7.4      --           Financial Information
SCHEDULE 7.5      --           Absence of Undisclosed Liabilities
SCHEDULE 7.6      --           Absence of Changes
SCHEDULE 7.7      --           Litigation, Etc.
SCHEDULE 7.9      --           Employees
SCHEDULE 7.11     --           Burdensome Restrictions



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EXHIBITS
--------

EXHIBIT A                --          Asset Purchase Agreement
EXHIBIT B                --          Office Sublease
EXHIBIT C                --          Medical Equipment Master Lease Agreement
EXHIBIT D                --          Restricted Stock Agreement

                                             THIS AMENDED AND RESTATED
                                    MANAGEMENT SERVICES AGREEMENT (the
                                    "Agreement") is entered into on September 9, 1997 (the "Signature Date"), and effective as of July 1, 1997, by and between LEHIGH VALLEY BONE, MUSCLE AND JOINT GROUP, L.L.C., a Pennsylvania limited liability company (the "Medical Group"), and BONE, MUSCLE AND JOINT, INC., a Delaware corporation (the "Management Company"), with reference to the following facts:

         A. The Medical Group is engaged in the business (the "Medical Business") of providing orthopedic medical and surgical services and related medical and ancillary services to the general public.

         B. The Management Company is a corporation engaged in the business (the "Management Business") of providing non-medical management, administrative, financial, marketing, information technology, and related services to professional medical organizations.

         C. The Management Company and the Medical Group executed a management services agreement effective as of July 1, 1996 (the "Original Agreement"). The parties hereto desire to amend and restate in its entirety the Original Agreement to reflect certain modifications to their agreement.

         D. Concurrently herewith, the Management Company and Orthopaedic Associates of Bethlehem, Inc. ("OAB"), an entity controlled by the physician owners of the Medical Group, are entering into an Asset Purchase Agreement (the "Asset Purchase Agreement"), in the form of Exhibit A attached hereto, pursuant to which the Management Company is acquiring substantially all of the assets of OAB, which assets are used by the Medical Group in its delivery of medical services.

         E. The Management Company and the Medical Group desire to enter into this Agreement, pursuant to which, among other things, the Management Company will render certain management and administrative services to the Medical Group.

         NOW, THEREFORE, the Medical Group and the Management Company, intending to be legally bound, hereby agree as follows:

     SECTION 1. Retention of the Management Company.

         SECTION 1.1. Retention.

         The Medical Group hereby retains the Management Company to provide all of the management and related services identified or referenced in Section 3 hereof and as otherwise required by this Agreement (collectively, the "Management Services"), and the Management Company hereby accepts such retention and agrees to provide such services, upon the terms and subject to the conditions set forth herein.

         1.2. Exclusivity.

         During the term of this Agreement, the Management Company shall be the exclusive provider of all management and administrative services utilized by the Medical Group; provided, however, that the Medical Group may contract directly with or otherwise engage individuals or companies for the provision of accounting, legal, consulting, or other professional or advisory services (provided that such services shall be in addition to, and not in replacement of, the services to be provided by the Management Company hereunder), all in the sole discretion of the Medical Group and at the sole cost of the Medical Group.

         1.3. Relationship of Parties.

         Notwithstanding anything contained herein to the contrary, (a) the Management Company and the Medical Group intend to act and perform as independent contractors, and the provisions


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hereof are not intended to create any partnership, joint venture, or employment relationship between the parties, and (b) the Management Company is hereby engaged solely to provide management and administrative services to the Medical Group and shall not interfere with, control, direct, or supervise the Medical Group or any medical professional employed by the Medical Group in connection with the provision of professional medical services.

         1.4. No Referral Obligation.

         The parties agree that the benefits to the Medical Group hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral, purchase, or any other arrangement for the provision of any item or service to or for any of the Medical Group's patients in or from any medical facility or laboratory or from any other entity owned, operated, controlled, or managed by the Management Company. The Management Company shall provide prior written notice to the Medical Group before entering into any arrangement on behalf, or for the benefit, of the Medical Group with a medical facility or laboratory controlled, managed or operated by the Management Company.

     SECTION 2. Term.

         Provided that the Closing under the Asset Purchase Agreement shall have occurred as provided therein, the performance of services under this Agreement shall commence as of July 1, 1997 (the "Commencement Date") and shall expire on the fortieth anniversary of the Commencement Date unless terminated earlier pursuant to the terms hereof (the "Base Term"). The Base Term of this Agreement shall be automatically extended for successive terms (each, an "Additional Term," and together with the Base Term, the "Term") of five years each, unless either party delivers to the other party, not less than six (6) months nor more than nine (9) months prior to the expiration of the



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then-current Term, written notice of such party's intention not to so extend the
Term of this Agreement.

     SECTION 3. Management Services.

         3.1. Management Services Generally.

                  (a) The Management Company shall be the sole and exclusive manager and administrator of all day-to-day business functions for the Medical Group, subject to the provisions of Section 1.2 hereof. The Management Company shall provide all of the management and administrative services reasonably required by the Medical Group in connection with the provision of any and all of the Medical Group Services (as hereinafter defined) and as otherwise provided in this Agreement, including without limitation the services described in Sections
3.2 through 3.17 hereof.

                  (b) Without limiting the generality of the provisions of
Section 3.1(a), and subject to the further provisions of this Agreement, the Management Services shall include such management and administrative services as may be reasonably required in connection with (i) all of the offices (including New Medical Offices, as hereinafter defined) of the Medical Group, and (ii) all professional services and all ancillary services furnished by the Medical Group.

                  (c) Additionally, the full range of Management Services as described in this Agreement shall be applicable with respect to the items identified as Medical Group Costs in Section 5.7 hereof, except that such Medical Group Costs shall be paid by the Medical Group rather than by the Management Company. Accordingly, the Management Company shall provide accounting, bookkeeping, and related services with respect to all such costs.

                  (d) The Management Company may enter into such contracts and agreements with outside services and suppliers as the Management Company shall reasonably deem necessary in



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connection with the provision of the Management Services, and, to the extent permitted by applicable law, such contracts and agreements shall, except as otherwise expressly provided in this Agreement, be in the name of the Management Company. The Management Company shall have no authority, directly or indirectly, to perform, and shall not perform or enter into any agreement to perform, Medical Group Services or any other medical function required by law to be performed by a licensed physician or by any other licensed health care professional.

                  (e) The Management Company shall comply in all material

respects with all applicable material Federal, state and local laws, regulations, and ordinances in connection with the provision of the Management Services hereunder.

         3.2. Premises.

                  (a) The Medical Group, as of the Commencement Date, provides Medical Services at the following location:

                  2597 Schoenersville Road
                  Bethlehem, Pennsylvania 18017

                  (b) A New Medical Office (as hereinafter defined) may be opened only upon the agreement of the Medical Group and the Management Company. The capital costs and start-up costs reasonably required in connection with the opening of any New Medical Office shall be borne as set forth in Section 5 hereof. The premises of any New Medical Office shall be leased by the Management Company, in the Management Company's name, and the Management Company shall sublease such premises to the Medical Group pursuant to a sublease in the form of Exhibit B attached hereto (each, an "Office Sublease"), in consideration of the payments to be made by the Medical Group under such sublease. Each lease entered into between the Management Company and a landlord is referred to herein as an "Office Lease." Notwithstanding anything to the contrary contained in this Agreement, the Management Company may, in its sole discretion,



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determine to permanently close any New Medical Office if such office is not, after 12 months of operation, profitable (as determined in the sole discretion of the Management Company).

                  (c) Except as set forth in Sections 3.2(a) or (b) above, the closing or relocation of any offices of the Medical Group shall be subject to agreement by the Medical Group and the Management Company.

                  (d) The services to be provided by the Management Company with respect to the premises leased in accordance with this Section 3.2 shall include, without limitation, the negotiation and renegotiation of leases, communication with the landlords of the respective premises, identification of potential new locations for Medical Group offices, financial analysis relating to the opening, closing, and relocation of any offices, arrangement of necessary repairs, maintenance and improvements, procurement of property insurance, arrangement of telephone and other utility services, and hazardous waste disposal, and all other reasonably necessary or appropriate services related to all of the offices of the Medical Group.

                  (e) The Management Company also shall provide all necessary or appropriate leasehold improvements to each of the premises, subject to prior approval as provided in Section 8.2 hereof.

                  (f) The Medical Group acknowledges that the Management Company makes no warranties or representations, expressed or implied, regarding the condition of any of the leased premises.

         3.3. Equipment.

                  (a) During the Term, the Management Company shall provide to the Medical Group the diagnostic and therapeutic medical equipment reasonably required by the Medical Group in


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connection with the provision of Medical Group Services (collectively, the
"Medical Equipment"). The Management Company shall acquire (or lease) and replace (as necessary), at its cost, all Medical Equipment, and the Management Company shall retain ownership of (or the leasehold interest with respect to) all Medical Equipment. The Management Company shall lease the Medical Equipment to the Medical Group pursuant to an equipment lease (a "Medical Equipment Master Lease Agreement"), substantially in the form attached hereto as Exhibit C, and in consideration thereof, the Medical Group shall make the rental payments set forth in the Medical Equipment Master Lease Agreement. As used herein, the term Medical Equipment shall not include medical equipment used in connection with a New Ancillary Service (as hereinafter defined).

                  (b) The Management Company also shall provide to the Medical Group all furniture, furnishings, trade fixtures, and office equipment reasonably required by the Medical Group in connection with the provision of Medical Group Services pursuant to this Agreement (collectively, "FF&E"). The Management Company shall acquire, at its cost, all FF&E, and the Management Company shall retain ownership of all FF&E. The Management Fee payable to the Management Company under this Agreement is intended to compensate the Management Company for the provision of FF&E for use by the Medical Group. As used herein, the term FF&E does not include furniture, furnishings, trade fixtures, and office equipment used in connection with a New Ancillary Service.

                  (c) The Medical Equipment and the FF&E are sometimes referred to collectively as the "Equipment." The acquisition, replacement, relocation, or other disposition of any Equipment shall require prior approval as provided in
Section 8.2 hereof.

                  (d) The Medical Group's right to use the Equipment shall be subordinate to the rights of any unaffiliated third


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party lessor or lender to which the Management Company elects, in its sole discretion, to grant any security interest, mortgage, lien or other encumbrance in or on the Equipment. The Medical Group shall use the Equipment only in connection with its provision of the Medical Group Services, and the Medical Group shall not alter, repair, augment, or remove the Equipment from the premises of the Medical Group without the prior written consent of the

Management Company and any lessor thereof, which approval may be granted or withheld in the Management Company's or such lessor's sole discretion. To the extent the Equipment is utilized by the Medical Group in the provision of Medical Group Services, the Medical Group shall have the right to exercise reasonable control over the use of such Equipment.

                  (e) From time to time, and as reasonably requested by the Medical Group, the Management Company shall use reasonable efforts to cause the Equipment manufacturer or its authorized agent to provide service and maintenance for the Equipment as needed to maintain the Equipment in an operable condition, so that all such Equipment shall function continuously (subject to interruptions not reasonably avoidable) in accordance with the manufacturer's specifications and so that all conditions imposed by the manufacturer to maintaining the continued effectiveness of any warranty on such Equipment shall be satisfied. The Management Company shall take all reasonable steps to provide that all necessary service and maintenance is obtained in a prompt and timely manner, so as to minimize the amount of time that any of the Equipment is not available for usage by or for patients of the Medical Group.

                  (f) THE MEDICAL GROUP ACKNOWLEDGES THAT THE MANAGEMENT COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO THE EQUIPMENT PROVIDED TO THE MEDICAL GROUP PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DESIGN CONDITION OF THE EQUIPMENT, THE CONFORMANCE THEREOF TO THE PROVISIONS AND


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SPECIFICATIONS OF ANY PURCHASE ORDER RELATING THERETO, OR THE FITNESS OF THE
EQUIPMENT FOR ANY PARTICULAR PURPOSE. The Management Company shall use its best efforts to ensure that the information systems technology recommended by the Management Company for use by, and implemented at the offices of, the Medical Group is suitable for use by the Medical Group to accomplish the intended administrative functions. Nothing in this Agreement shall be construed to affect or limit in any way the professional discretion of the Medical Group to select and use any Equipment acquired by the Management Company in accordance with the terms of this Agreement insofar as such selection or use constitutes or might constitute the practice of medicine.

         3.4. New Ancillary Services.

                  (a) For purposes of this Agreement, "New Ancillary Services" means the technical component (but not the professional component) of the following, except as set forth in Schedule I:

                           (i)      Physical therapy;

                           (ii) Magnetic resonance imaging and/or other imaging services (except diagnostic radiology);

                           (iii)    Outpatient surgery;


                           (iv)     Densitometry; and

                           (v) Other revenue-producing services generally recognized as ancillary services, but excluding the following:

                                    (A)      Any services provided on a regular
                                             basis by the Medical Group
                                             immediately prior to the
                                             Commencement Date, including
                                             without limitation (1) plain film
                                             and other diagnostic radiology


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                                             (if any) and (2) ultrasound for
                                             pediatric patients; and

                                    (B)      Any service performed in connection
                                             with new Medical Equipment acquired
                                             to replace existing Medical
                                             Equipment so long as the new
                                             Medical Equipment performs
                                             substantially the same functions as
                                             the replaced Medical Equipment.

New Ancillary Services do not include the sale or provision of (or services rendered in connection with) prosthetics, prosthetic devices, orthotics, braces, splints, appliances, crutches, casts, or any other supplies or similar items which are billable to patients or payors, all of which are to be included in the scope of Medical Group Services.

          (b) New Ancillary Services may be established only upon agreement of the Medical Group and the Management Company. Such agreement shall be memorialized in a written agreement executed by the parties (or in a written amendment to this Agreement) under which the Management Company agrees to provide all of the Management Services described in this Section 3 in connection with such New Ancillary Service, and for which the Management Company shall be compensated as described in Section 5.8 of this Agreement, except as may otherwise be agreed upon by the parties.

         3.5. Administration, Finance and Accounting.

         The Management Company shall provide or arrange for the provision of all administrative, financial, and accounting functions necessary for the operation of the Medical Group, including, without limitation, the following (if applicable):

                  (a)      Creation and maintenance of bank accounts.




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

                  (b)      Deposits of receipts.

                  (c) Preparing accounts receivable summary reports, including various analyses of delinquent accounts.

                  (d) Receiving appropriate approvals as required by the Medical Group's Operating Agreement (the "Operating Agreement") prior to distribution of payments to outside parties; provided, however, that the Management Company shall not be responsible for or liable with respect to interpretations of the Operating Agreement.

                  (e) Disbursement of payables, including payables of the Medical Group; provided, however, that payables of the Medical Group shall be paid from an account of the Medical Group and not from any of the Management Company's bank accounts, and all checks drawn on any Medical Group account shall be signed by an equity member in the Medical Group or another authorized representative of the Medical Group.

                  (f)      Negotiation of vendor contracts.

                  (g) Performing monthly accounting functions, including bank reconciliations, maintenance of books and records, and preparation of financial statements.

                  (h) Analyzing financial data as reasonably requested by physicians.

                  (i) Analyzing potential New Medical Office locations, and coordinating all functions associated with opening New Medical Office locations.

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

                  (j) Preparing monthly financial and medical practice statistics reports by satellite office and by physician.

                  (k) Providing from the Medical Group's bank account(s) monthly draws to physicians and professional corporations pursuant to service agreements, monthly profit and loss distributions, and quarterly bonus calculations; provided, however, that the Management Company shall not be responsible for or liable with respect to interpretations of the Operating Agreement; provided, further, that all checks drawn on any Medical Group bank account shall be signed by an equity member in the Medical Group or other authorized representative of the Medical Group.

                  (l) Calculating physicians' and limited liability company's annual earnings based on the Medical Group's profit and loss distribution formulas.

                  (m) Ongoing day-to-day communication with the managing member (or other manager of the Medical Group) and assisting such person in fulfilling his responsibilities.

                  (n) Preparing agendas and information packages for Medical Group meetings.

                  (o) Developing budgets and long-term strategies for the Medical Group.

                  (p) Coordinating payroll processing and payroll tax payments.

                  (q) Providing ongoing personnel full time equivalent analysis.



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

                  (r) Sponsoring employee benefit plans and providing administrative services relating thereto for the Medical Personnel (as hereinafter defined), provided that if the Medical Group elects not to participate in the employee benefit plans established by the Management Company, the Management Company shall not be required to perform the services set forth in this clause (r).

                  (s) Coordinating recruitment, interviewing, and hiring of new physicians.

                  (t) Implementing Medical Group fee schedule increases and/or decreases.

                  (u)      Coordinating depositions and court appearances.

                  (v)      Assisting in the coordination of call schedules.

                  (w) Assisting in the coordination of coverage of athletic team events.

                  (x) Acting as liaison to hospital administration, physical therapy, surgery center, MRI, and other ancillary services entities.


                  (y) Cooperating with outside accountants in preparing various schedules and providing other information.

                  (z)      Interacting with legal counsel as necessary.

         3.6. Billing and Collection.

                  (a) The Medical Group acknowledges that ownership of all Accounts (as hereinafter defined) is transferred by the Medical Group to the Management Company as provided in greater


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detail in Section 5.1 of this Agreement. In order to facilitate the collection of the Accounts, the Management Company shall (i) bill patients and third party payors in the Medical Group's name; (ii) collect accounts receivable resulting from such billing; (iii) receive payments and prepayments from the Medical Group's patients, Blue Cross and Blue Shield organizations, insurance companies, health care plans, Medicare, Medicaid, HMOs, and any and all other third party payors; (iv) take possession of and deposit into such bank (the "Medical Group Bank") as the Medical Group designates, in an account established by the Medical Group in the name of the Medical Group (the "Medical Group Collections Account"), any and all checks, insurance payments, cash, cash equivalents and other instruments received for Medical Group Services; and (v) initiate with the consent of the Medical Group, which consent may be withheld by the Medical Group in its sole and absolute discretion, legal proceedings in the name of the Medical Group to collect any Accounts and monies owed to the Medical Group, to enforce the rights of the Medical Group as a creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by governmental agencies (or their fiscal intermediaries) as third-party payors.

                  (b) From time to time at the Management Company's request, the Medical Group shall make available to the Management Company one or more authorized equity members or other authorized signatories (the "Authorized Partners") of the Medical Group to sign any letters, checks, instruments or other documents (the "Documents") on behalf of the Medical Group that are necessary for the Management Company to take the actions specified in this
Section 3.6 and to perform its duties under this Agreement. If the Management Company notifies the Medical Group that an Authorized Partner is not signing the Documents in a timely manner, the Management Company shall not be liable for any failure to perform its duties hereunder or for any failure to take the actions specified herein or to perform the Management


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

Services to the extent caused by the failure of an Authorized Partner to sign the Documents in a timely manner.


                  (c) The Management Company shall submit all bills and manage the billing process on a timely basis in accordance with the terms of this Agreement and applicable law.

                  (d) Without limiting the generality of the foregoing, the Management Company shall bill patients, bill and submit claims to third party payors, perform appropriate coding for each bill, and collect all fees for professional and other services rendered and for items supplied to patients by the Medical Group, all in a timely manner and in accordance with parameters and criteria established by the Operations Committee (as hereinafter defined). Additionally, the Management Company shall provide the following services which are currently being provided by or on behalf of the Medical Group:

                           (i) Receive and collect from patients at the time of
                  visit all appropriate payments and pre-payments, including co-pays, deductibles, payments for non-covered medical services, and deposits for surgeries (if applicable), and shall obtain all appropriate insurance and other information required.

                           (ii) Submit claims utilizing electronic billing
                  submission, whenever appropriate.

                           (iii) Perform delinquent account collection calls and
                  other appropriate follow-up mechanics for delinquent accounts of all insurance classifications, all in a timely fashion as determined by the Operations Committee.

                           (iv) Turn over to outside collection agencies all
                  delinquent accounts satisfying the criteria established by the Operations Committee. The Management Company shall also follow-up on the performance of the outside collection

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

                  agencies and make changes, if necessary, and shall reconcile each account turned over to the summary data provided by the collection agency.

                           (v) Write-off account balances according to criteria
                  approved by the Operations Committee.

                           (vi) Prepare claim reviews in accordance with
                  criteria approved by the Operations Committee.

                           (vii) Bill workers' compensation medical services at
                  rates equal to the most recently approved Pennsylvania workers' compensation fee schedule.

                           (viii) Apply "insurance only" and other courtesy
                  write-offs in compliance with Operations Committee policy.

                           (ix) With respect to discounted fee-for-service

                  contracts with Preferred Provider Organizations (PPOs) and Health Maintenance Organizations (HMOs), the Management Company shall determine that payments received from PPOs and HMOs are in compliance with their respective contracts with the Medical Group.

                           (x) With respect to capitation fee contracts with
                  HMOs, the Management Company shall:

                                    (A)      Follow-up to ensure that payments
                                             to the Medical Group are made on a
                                             timely basis; and

                                    (B)      Review and audit enrollment data
                                             provided by the HMO to ensure that
                                             the Medical Group is being
                                             compensated for the proper number
                                             of lives enrolled.

                           (xi) With respect to lien accounts, the Management
                  Company shall:



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

                                    (A)      Ensure that appropriate documents
                                             are signed and agreed to initially
                                             as between the Medical Group,
                                             attorney and patient;

                                    (B)      Follow-up on a regular basis as to
                                             the status of the account; and

                                    (C)      Apply the policies of the
                                             Operations Committee in resolving
                                             open account balances.

                           (xii) With respect to student athlete accounts, the
                  Management Company shall coordinate insurance and other information in compliance with the policy of the Operations Committee.

                           (xiii) With respect to amounts withheld by payors in
                  compliance with contracts between the payor and the Medical Group, the Management Company shall follow-up on a timely basis to ensure that withheld amounts are returned to the Medical Group, if warranted, and to ensure that amounts not returned are verified and audited for appropriateness.

                           (xiv) Coordinate the timely payment of refunds to
                  patients and third party payors when appropriate.


                           (xv) Ensure that revenues related to depositions,
                  record review and court appearances are accounted for, monitored, followed-up, and ultimately collected.

         3.7. Administrative Personnel.

                  (a) The Management Company shall retain and provide or arrange for the retention and provision of all non-medical personnel necessary for the conduct of the Medical Group's business operations (collectively, "Administrative


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Personnel"), which shall include but not be limited to the following:

                           (i) Administration;

                           (ii) Accounting;

                           (iii) Billing and Collection;

                           (iv) Secretarial;

                           (v) Transcription;

                           (vi) Appointments;

                           (vii) Switchboard;

                           (viii) Medical Records;

                           (ix) Chart Preparation;

                           (x) Historians;

                           (xi) Clinic Support; and

                           (xii) Marketing.

                  (b) The Management Company shall determine and pay the salaries and fringe benefits of the Administrative Personnel, and shall provide other personnel services related to the Administrative Personnel, including, but not limited to, scheduling, determining personnel policies, administering continuing education benefits, and payroll administration.

                  (c) With respect to each applicable new employee in Administrative Personnel, the Management Company shall, as reasonably necessary, verify educational and employment experience, licensure, and insurability.

                  (d) The Administrative Personnel's principal function (the "Primary Duties") shall be to provide non-medical administrative services to the Medical Group. Notwithstanding the foregoing, the Medical Group and the

Management Company acknowledge and agree that the Management Company may, from time to time, assign tasks ("Other Tasks") to the Administrative Personnel that are not directly related to the Primary Duties. The Management Company shall use its best efforts to insure that the performance of the Other Tasks does not materially interfere with the performance by any Administrative Personnel of his or her Primary Duties. In the event that the Management Company during any calendar year assigns Other Tasks to any Administrative Personnel, (i) the salary or wages attributable to such Administrative Personnel's time spent on such Other Tasks shall be excluded from the Authorized Management Company Operating Costs for such year, and (ii) if so requested in writing by the Medical Group at any time, the Management Company shall relieve such Administrative Personnel of his or her responsibility for such Other Tasks.

                  (e) All of the personnel services shall be performed by the Management Company in compliance with all applicable labor laws.

         3.8. Technical Personnel; Leased Employees.

                  (a) Subject to the conditions set forth in this Section 3.8, the Management Company shall employ or contract with, or shall arrange for, and shall provide to the Medical Group as leased employees, such Technical Personnel (as defined below) as may reasonably be necessary for the conduct of the Medical Business.

                  (b) For purposes of this Agreement, "Technical Personnel" means nurses, medical assistants, x-ray technicians, other technicians, and other personnel who perform diagnostic tests or other services that are covered by Medicare or by other third party payors when performed by an employee of a physician under the physician's supervision.

                  (c) The Medical Group shall have the right to exercise, and shall exercise, such supervision and control over the activities of the Technical Personnel as may be necessary for the Technical Personnel to be considered leased employees under the Medicare program and under applicable law. Without limiting the generality of the foregoing, the Medical Group shall:

                           (i) have the right to have any Technical Personnel
                  terminated from employment;

                           (ii) furnish the Technical Personnel with the
                  equipment and supplies needed by the Technical Personnel for their work;


                           (iii) provide the Technical Personnel with any
                  necessary training;

                           (iv) instruct the Technical Personnel regarding their
                  activities performed for the Medical Group;

                           (v) establish the hours of work for the Technical
                  Personnel;

                           (vi) approve vacation time and other time off from
                  work; and

                           (vii) provide that degree of supervision as is
                  required by Medicare and by other third party payors to satisfy applicable conditions for coverage thereunder.

                  (d) With respect to each of the Technical Personnel, the Management Company shall verify or arrange for the verification of educational and employment experience, licensure and insurability, and shall review and provide the Medical Group with copies of any complaints contained in public files with applicable state and Federal commissions.

         3.9. Medical Personnel Recruiting.

                  (a) The Management Company shall, upon request by the Medical Group, assist the Medical Group in recruiting Medical Personnel. "Medical Personnel" means:

                           (i) Physicians (including fellows and residents, if
                  any) providing professional medical services who are employees or independent contractors of the Medical Group; and

                           (ii) Physician assistants, nurse practitioners, and
                  other health care professionals who provide services that are billable to patients or third party payors under the name of such health care professional (as distinguished from services that are billable under the name of the supervising physician).

                  (b) With respect to each of the Medical Personnel, the Management Company shall verify educational and employment experience, licensure and insurability, and shall review and provide the Medical Group with copies of any complaints contained in public files with applicable state and Federal sanctioned commissions.

                  (c) In addition to the foregoing, in connection with the employment by the Medical Group of any New Physician, the Management Company will grant to such New Physician an option to purchase that number of shares of the Management Company's common stock as the Management Company shall, in its sole discretion, determine to be appropriate; provided, that, in order to receive the option, such New Physician must execute and deliver to the Management Company an option agreement and a noncompetition agreement, each in a form satisfactory to the Management Company.

         3.10. Inventory and Supplies.

         The Management Company shall order and purchase inventory and supplies on behalf of the Medical Group, and such other ordinary or appropriate materials as the Management Company and the Medical Group may mutually agree is necessary for the Medical Group to carry out its Medical Group Services. Inventory and supplies shall include, but not be limited, to:

                  (a)      Medical supplies;

                  (b)      Office supplies;

                  (c)      Postage;

                  (d)      Computer forms and supplies;

                  (e)      Printing and stationary supplies;

                  (f)      Printer supplies; and

                  (g)      Linen and laundry supplies.

         3.11. Taxes.

         The Management Company shall provide the Medical Group with access to all information necessary for the Medical Group to prepare its tax returns. The Management Company shall have no responsibility for:

                  (a)      The payment of the Medical Group's taxes; or

                  (b) The preparation of any limited liability company income tax returns.

         3.12. Information Systems Management.

                  (a) The Management Company shall provide or arrange for the provision of management information systems services to be utilized by the Medical Group. These services shall include, but not be limited to, ongoing maintenance and improvement of the information systems used by the Medical Group in connection with the provision of the following services and such other services as may be reasonably determined by the Operations Committee to be necessary for the operation of the Medical Business:

                           (i) Accounts receivable - Billing/Insurance/ Collections;

                           (ii)     On-line appointment scheduling;

                           (iii)    Internal e-mail;

                           (iv)     On-line transcription;

                           (v)      Faxing subsystem;

                           (vi)     Electronic claims submission;

                           (vii)    Patient flow monitoring system;

                           (viii)   Authorization module;

                           (ix)     Prescription module;

                           (x)      X-ray tracking system;

                           (xi)     Voice mail;

                           (xii)    Paperless medical records; and

                           (xiii)   Bar code chart tracking system.

                  (b) The services provided by the Management Company shall protect the confidentiality of patient medical records to the extent required by applicable law or the Medical Group's payor agreements; provided, however, that in no event shall a breach of such confidentiality be deemed a default under this Agreement if the Management Company acted reasonably and in good faith to protect such confidentiality.

         3.13. Use of New Technologies in the Practice of Medicine.

         The Management Company shall utilize reasonable efforts to promote the integration of new technologies into the professional practice of the Medical Group, including, without limitation, the use of satellite and other telecommunications services that permit the provision of remote consultations, virtual operations, and other professional services; provided, however, that the foregoing shall be subject to the terms of Section 8.2(e) hereof.


         3.14. Public Relations; Marketing and Advertising.

         The Management Company shall develop and implement community outreach programs and public relations programs designed to educate the patient population regarding the Medical Group, the availability of its medical services, and the availability in terms of any managed care programs in which the Medical Group participates. The Management Company also shall develop and implement marketing and advertising programs as reasonably required to promote and expand the Medical Business, subject to any approved budgets; provided that during the period beginning April 1, 1997 and ending March 31, 1998, the Management Company shall pay the reasonable expenses for such marketing and advertising and shall not charge the Medical Group for any of such costs. These programs shall be developed in such manner as the Management Company deems practical, and shall be conducted in compliance with applicable laws and regulations governing advertising by the medical profession. The Management Company shall initially engage a professional marketing and advertising firm to assist with the development of such marketing and advertising programs.

         3.15. Insurance.

         The Management Company shall, to the extent permitted by applicable law, provide the insurance coverage described in Section 12.1, and may obtain the insurance described in Section 12.2 of this Agreement.

         3.16. Files and Records.

                  (a) To the extent permitted by applicable law, the Management Company shall supervise and maintain custody of all files and records relating to the operation of the business of the Medical Group, including, without limitation, accounting, billing, collection, or patient medical records. The management of all files and records shall be in compliance with applicable state and Federal statutes and regulations. Patient medical records shall at all times be and remain the property of the Medical Group and shall be located at a location that is readily accessible for patient care. The Management Company shall preserve the confidentiality of patient medical records and use information contained in such records only for the limited purposes necessary to perform the Management Services set forth herein; provided, however, that in no event shall a breach of such confidentiality be deemed a default under this Agreement if the Management Company acted reasonably and in good faith to protect such confidentiality.

                  (b) The Management Company shall provide all off-site storage of files and records as required and in conjunction with policies established by the Operations Committee. The Management Company shall provide the Medical Group with all requested off-site files and records on a timely basis, consistent with the policies of the Medical Group in effect immediately prior to the Commencement Date. Any change in such policies shall be subject to the approval of the Operations Committee.

                  (c) In the event of termination of this Agreement, the Management Company shall deliver to the Medical Group at no charge a copy of the books and records of the Medical Group in the Management Company's possession.

         3.17. Managed Care Contracts.

         The Management Company shall solicit, negotiate and administer all managed care contracts on behalf of the Medical Group based on parameters and criteria established by the Operations Committee. Such services shall be performed by the Management Company as agent of the Medical Group, and all managed care contracts shall be subject to the Medical Group's prior approval of any such contract. The Management Company shall prepare cost forecasts and other analyses as reasonably requested by the Medical Group in order to allow the Medical Group to make an informed decision with respect to each proposed contract.

         3.18. Budgets.

         The Management Company shall prepare, for the review and approval of the Operations Committee, annual operating budgets (the "Budgets") reflecting in reasonable detail projected Billings, Collections, Medical Group Costs, and Management Company Operating Costs (all as hereinafter defined); provided, however, that the Medical Group shall provide the Management Company with a proposed Budget covering the initial three-month period under this Agreement. The initial Budget, which shall be applicable to the period commencing on the Commencement Date and ending three (3) months thereafter, is attached hereto as
Schedule II. All other budgets shall be on a calendar year basis. The Management Company shall prepare and submit to the Operations Committee all subsequent Budgets on or before December 15 of the year immediately preceding the calendar year for which any Budget is applicable.

         3.17. Force Majeure.

         The Management Company shall not be liable to the Medical Group for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies, changes in applicable law or regulations or other events over which the Management Company has no control for so long as such events continue and for a reasonable time thereafter.

     SECTION 4. Consideration.

         In consideration of the Medical Group's entering into this Agreement, the Management Company shall provide to each person identified on Schedule III attached hereto (the "Eligible Parties") the consideration set forth opposite such person's name on Schedule III.

     SECTION 5. Costs, Compensation, and Other Payments.

         5.1. Ownership of Accounts; Security.

         The Medical Group hereby transfers to the Management Company ownership of all accounts receivable and other rights to payment arising from the provision by the Medical Group of orthopedic medical and surgical services and related medical services to the general public during the Term (the "Accounts"); provided, however, that the right to payment of Medicaid and Medicare receivables shall remain with the Medical Group in accordance with applicable Federal and state law. The Management Company shall have the right to grant to any lender (the "Lender") a first priority lien and security interest in and with respect to the Accounts, together with all books, records, computer information and other general intangibles relating thereto (collectively, the "Collateral"), as security for the obligations of the Management Company to the Lender, and the Medical Group shall execute a financing statement for the benefit of the Management Company evidencing the foregoing transfer of the Accounts. The Medical Group acknowledges that the Lender is a third party beneficiary of the benefits granted to the Management Company under this Section
5.1. The Medical Group shall cooperate with the Lender as reasonably requested in the event the Lender seeks to enforce its rights and remedies under its agreement with the Management Company, including granting the Lender access, to the extent permitted by law, to all books and records associated with the Collateral. Neither the Management Company nor the Lender shall be required to give the Medical Group any notice in connection with any loan or related financing arrangements affecting the Accounts or other Collateral.

         5.2. Bank Accounts.

         The Medical Group shall instruct the Medical Group Bank to transfer, on a daily basis, all funds in the Medical Group Collections Account (less the amount necessary to avoid the payment of bank charges or fees relating to the failure to maintain a minimum balance in the Medical Group Collections Account) to a bank (the "Management Company Bank") designated by the Management Company, for credit to an account in the Management Company's name (the "Operating Account").

         5.3. Medical Group Compensation.

                  (a) Monthly Draw.

                           (i) On each Draw Date (as hereinafter defined) during
                  the Term hereof, the Management Company shall distribute to the Medical Group an amount equal to a percentage (the "Draw Percentage") of the Medical Group's total Billings (as hereinafter defined) for Medical Group Services provided during the previous month (the "Monthly Draw"). The Draw Date and the initial Draw Percentage are as set forth on Schedule IV, and the Draw Percentage shall be adjusted as provided in
                  Section 5.3(a)(ii).

                           (ii) Commencing May 15, 1998, and effective May 15 of
                  each year thereafter, the Draw Percentage shall be adjusted to equal a fraction, the numerator of which is the Annual Medical Group Compensation Amount (as hereinafter defined) for the previous year, and the denominator of which is the total amount of Billings for the previous year.

                  (b) Annual Settlement.

                           (i) On or before April 30 of each year beginning
                  1998, the Management Company shall determine the compensation (the "Annual Medical Group Compensation Amount") earned by the Medical Group with respect to the prior calendar year in accordance with the following calculation:

                                    (A)      The total Collections for all
                                             Medical Group Services rendered
                                             during such year, minus

                                    (B)      the sum of the following:

                                             (1)      the Management Fee earned
                                                      by the Management Company
                                                      for the previous calendar
                                                      year; and

                                             (2)      the Authorized Management
                                                      Company Operating Costs
                                                      (as hereinafter defined)
                                                      incurred by the Management
                                                      Company during such year.

                           (ii) If the Annual Medical Group Compensation Amount
                  thus determined exceeds (the "Annual Shortfall") the total of the twelve (12) Monthly Draws paid by the Management Company to the Medical Group during the previous calendar year (the "Annual Draw Amount"), the Management

                  Company shall pay to the Medical Group on or before May 15, an amount equal to the Annual Shortfall. If the Annual Medical Group Compensation is less (the "Annual Overpayment") than the

                  Annual Draw Amount, the Management Company shall withhold from the Monthly Draw otherwise payable to the Medical Group, during each of the following six (6) months, an amount equal to one-sixth (1/6) of such Annual Overpayment.

                           (iii) With respect to this Section 5.3(b), for
                  purposes of determining the total Collections for all Medical Group Services provided during any calendar year (or portion thereof) during the Term, all Collections during January, February, and March of such year (or portion thereof) shall be deemed to be for Medical Group Services rendered during the previous calendar year, and all Collections during April through December shall be deemed to be for Medical Group Services rendered during the calendar year (or portion thereof) during the Term in which such Collections were received. The foregoing shall also apply with respect to determining the Management Fee earned by the Management Company for the previous calendar year, for purposes of this
                  Section 5.3(b).

                           (iv) Notwithstanding anything to the contrary set
                  forth herein, the first period for which the annual settlement described in this Section 5.3(b) shall be applicable is the period commencing on the Commencement Date and ending on December 31, 1997.

                                             (c)      For purposes of this
                                                      Agreement:

                           (i) "Billings" means, for any applicable period, the
                  gross charges of the Medical Group for all Medical Group Services furnished during such period.

                           (ii) "Collections" means, for any applicable period,
                  all cash or cash equivalents received during such period, net of refunds paid during such period, for Medical Group Services.

                           (iii) "Medical Group Services" means the following
                  services rendered by, through, or on behalf of the Medical
                  Group: all professional services rendered by or under the supervision of any of the Medical Personnel (including professional services rendered in connection with New Ancillary Services); all plain film and other diagnostic radiology services rendered by or under the supervision of any of the Medical Personnel; all other ancillary services (other than New Ancillary Services); all ultrasound for pediatric patients; all prosthetics, prosthetic devices, orthotics, braces, splints, appliances, and other items and supplies that are billable to patients or to third party payors; depositions, record review services, court appearances, and independent medical exams; and all other services provided on a regular basis by the Medical Group immediately prior to the Commencement Date (except as set forth below).

                           (iv) It is the intent of the parties that Billings,
                  Collections, and Medical Group Services not include any of the following:

                                    (A)      New Ancillary Services (excluding
                                             professional services rendered by
                                             Medical Personnel in connection
                                             therewith, which professional
                                             services are included under Section
                                             5.3(c)(iii) above);

                                    (B)      interest income;

                                    (C)      royalties payable to any Medical
                                             Group physician for medical
                                             inventions;

                                    (D)      fees payable under consulting
                                             agreements entered into by Medical
                                             Group physicians;

                                    (E)      revenues from presentations,
                                             publications, medical
                                             directorships, service as the head
                                             of a hospital department, and
                                             endorsements;

                                    (F)      proceeds from the sale of any
                                             capital assets of the Medical
                                             Group; and

                                    (G)      any income from investments.

Notwithstanding anything to the contrary contained therein, any revenues received by any Billable Medical Personnel (as hereinafter defined) from any source set forth in clause (E) above, shall be included in Billings, Collections and Medical Group Services if the revenues from Medical Group Services generated by such Billable Medical Personnel during any year are materially reduced by the Billable Medical Personnel's participation in such activity.

                           (v) For illustrative purposes only, an example of the
                  computation of the Annual Settlement is set forth on Schedule VII attached hereto.


         5.4. Management Fee.

                  (a) The compensation payable to the Management Company for the provision of Management Services under this Agreement (the "Management Fee"), which the Management Company may disburse from time to time at its discretion, shall be equal to the sum of (i) an amount equal to the Applicable Percentage

(as hereinafter defined) of Collections, and (ii) an amount equal to sixty-six and two-thirds percent (66-2/3%) of the Professional Management Cost Savings (as hereinafter defined). For illustrative purposes only, an example of the computation of the Management Fee is set forth on Schedule VII attached hereto.

                  (b) For purposes of this Section 5.4, the following terms have the meanings set forth below:

                           (i) "Applicable Percentage" has the meaning set forth
                  on Schedule V;

                           (ii) "Professional Management Cost Savings" means the
                  Professional Practice Cost Savings described in Section A.1 of
                  Schedule VI; provided, however, that if (A) any Professional Management Cost Savings are directly derived from any vendor relationships initiated prior to the Commencement Date and maintained thereafter by Debbie Flytuta, and (B) the savings derived therefrom are not a result of any volume discounts or other benefits obtained by the Management Company through its relationship or negotiations with such vendor, then such savings shall not be deemed Professional Management Cost Savings for purposes of this Section 5.4.; and

                           (iii) "Professional Practice Cost Savings" means the
                  cost savings determined in the manner described on Schedule
                  VI.

         5.5. Management Company Costs.

                  (a) The Management Company shall pay all Management Company Operating Costs and all Excluded Costs (collectively, the "Management Company Costs"). All Management Company Costs shall be incurred in the name of the Management Company, and not in the name of the Medical Group, except as specifically approved by the Medical Group. Management Company

Costs shall not include any costs or expenses incurred prior to the Commencement Date.

                  (b) The Management Company shall provide to the Medical Group,

upon reasonable request by the Medical Group from time to time, supporting documentation and other backup detail relating to any or all of the Management Company Costs.

                  (c) For purposes of this Agreement, "Management Company Operating Costs" means all operating costs and expenses incurred in connection with the provision of the Management Services, including, without limitation, those costs and expenses set forth in the Budget, except that any costs and expenses defined as Medical Group Costs in Section 5.7 hereof, and any Excluded Costs (as hereinafter defined) shall not be deemed Management Company Operating Costs. To the extent that the Medical Group and the Management Company mutually determine that an expenditure not included in the Budget needs to be incurred in connection with the provision of Management Services hereunder, such expenditure shall be included in Management Company Operating Costs for purposes of this Agreement. "Excluded Costs" means all of the following costs and expenses incurred in connection with the provision of the Management Services hereunder:

                           (i)      New Medical Office Start-Up Costs;

                           (ii) the rent and any other payments due under any of the Office Leases;

                           (iii) the cost of any Medical Equipment owned or acquired by the Management Company for the use by the Medical Group;

                           (iv) the cost of any FF&E provided by the Management Company to the Medical Group;

                           (v)      depreciation, amortization, and interest;
                                    and

                           (vi) corporate overhead of the Management Company ("Corporate Overhead") except to the extent that all of the following conditions are satisfied:

                                    (A)      The Corporate Overhead is incurred
                                             in lieu of a pre-existing
                                             Management Company Operating Cost;

                                    (B)      The amount of such Corporate
                                             Overhead does not exceed the amount
                                             of the Management Company Operating
                                             Costs being eliminated; and

                                    (C)      The Corporate Overhead is allocated
                                             to the Medical Group and to all
                                             other medical groups utilizing such
                                             Corporate Overhead on a pro rata
                                             basis.


Any Corporate Overhead with respect to which all of the above conditions are satisfied shall be considered Management Company Operating Costs.

                  (d) For purposes of this Agreement, "Authorized Management Company Operating Costs" means all Management Company Operating Costs incurred in any year reduced by any or all of the following, as applicable:

                           (i) any costs that exceed the applicable Management
                  Company Operating Costs Budget which are not approved by the Operations Committee;

                           (ii) any costs with respect to which the Medical
                  Group has reasonably requested supporting documentation or other backup detail which has not been furnished by the Management Company or which does not reasonably establish the appropriateness of such costs; and

                           (iii) any costs that have been determined pursuant to
                  an audit under Section 5.9 not to have been reasonably incurred in connection with the Management Services required to be provided under of this Agreement.

         5.6. New Medical Office Start-Up Costs.

                  (a) The Management Company shall pay, to the extent provided herein, all New Medical Office Start-Up Costs incurred in connection with the establishment of any New Medical Office. The Management Company shall create a separate division (the "New Office Division") for purposes of accounting for the income, costs, profits, and losses of any New Medical Office. The Management Company shall utilize generally accepted accounting principles in determining and accounting for the profits and losses related to the operations of each New Medical Office. Notwithstanding anything to the contrary contained herein, Corporate Overhead shall not be included in determining the costs and expenses associated with any New Medical Office. At the end of the New Medical Office Start-Up Period (as hereinafter defined), (i) the Management Company shall be reimbursed for all of the Management Company Operating Costs incurred by the Management Company for such New Medical Office, (ii) the Management Company shall be entitled to receive the aggregate Management Fee as described in
Section 5.4 and (iii) the Medical Group shall be entitled to receive the Annual Medical Group Compensation Amount for such new Medical Office, in each case, as if such New Medical Office had been any other office of the Medical Group during the New Medical Office Start-Up Period; provided, however, that notwithstanding the foregoing, if the aggregate Collections for such New Medical Office during the New Medical Office Start-Up Period is equal to or less than the New

Medical Office Start-Up Costs associated with such New Medical Office during the New Medical Office Start-up Period, then (A) the Management Company and the Medical Group shall not be entitled to receive any reimbursement for Management Company Operating Costs, the Management Fee or the Annual Medical Group Compensation Amount, as applicable, and (B) the Management Company shall be responsible for the deficit, if any, associated with such New Medical Office.

                  (b) Except to the extent provided in Section 5.6(a) above, the billings, collections, costs and expenses relating to any New Medical Office shall not, during the New Medical Office Start-Up Period, be included in the computations of Medical Group Compensation, the Management Fee, Management Company Costs, Ancillary Services, or Medical Group Costs as described in Sections 5.3, 5.4, 5.5, 5.8, or 5.7, respectively.

                  (c) All Medical Equipment utilized at any New Medical Office shall be acquired by the Management Company and leased to the Medical Group in accordance with the terms of Section 3.3 hereof.

                  (d) For purposes of this Agreement, "New Medical Office" means any office of the Medical Group other than those offices located in the premises identified in Section 3.2(a) hereof.

                  (e) For purposes of this Agreement, "New Medical Office Start-Up Costs" means the following costs incurred in connection with the establishment of a New Medical Office during the New Medical Office Start-Up
Period: all Management Company Operating Costs and all costs associated with the development of such New Medical Office other than Medical Group Costs.

                  (f) For purposes of this Agreement, "New Medical Office Start-Up Period" means the period commencing on the date that any costs are incurred in connection with the establishment of a New Medical Office and ending on the last day of the calendar month in which a period of twelve (12) months has elapsed from and after the date on which the New Medical Office first opened for the treatment of patients. In the event that the New Medical Office is profitable (as determined by the Management Company) as of the end of the New Medical Office Start-Up Period, at all times thereafter such New Medical Office shall, for all purposes of this Agreement, be treated as any other office of the Medical Group.

         5.7. Medical Group Costs.

         Except as otherwise provided in this Agreement, the Medical Group shall pay all of the costs specified in this Section 5.7 (the "Medical Group Costs"). All Medical Group Costs shall be incurred in the name of the Medical Group, and not in the name of the Management Company, and shall be paid from an account of the Medical Group and not from any bank account of the Management Company. The

Medical Group Costs are as follows:

                  (a) compensation of all Medical Personnel that (i) are authorized to directly bill patients, Medicare, Medicaid and third party payors and (ii) are employed directly by the Medical Group (such persons being referred to herein as the "Billable Medical Personnel");

                  (b) any applicable fringe benefits for all Medical Personnel, including, but not limited to, payroll taxes, workers' compensation, health insurance (including drug coverage), dental insurance, disability insurance, life insurance, 401(k) retirement plan, business buy-out disability insurance and continuing education;

                  (c) the cost of prosthetics, prosthetic devices, orthotics, braces, splints, appliances, allografts, x-ray films;

                  (d) other items and supplies that are billable to patients or to third party payors;

                  (e) all amounts payable for all Medical Equipment under the Medical Equipment Master Lease Agreement;

                  (f) any lease payments for New Ancillary Service Medical Equipment;

                  (g) all lease amounts payable under all of the Office Subleases; and

                  (h) the cost of any items which are not required to be provided by the Management Company under this Agreement and/or which were ordered, purchased, or incurred by the Medical Group directly, including but not limited to the cost of accounting, legal, consulting, or other professional or advisory services, business meetings, and business taxes.

         5.8.. New Ancillary Services Costs.

                  (a) Any agreement by the parties to establish a New Ancillary Service as described in Section 3.4 of this Agreement shall (unless otherwise agreed by the parties) incorporate the following:

                           (i) The Management Company shall create a separate
                  division ("Ancillary Division") for purposes of accounting for the income, costs, profits, and losses of any New Ancillary Service. The Management Company shall utilize generally accepted accounting principles in determining and accounting for the profits and losses related to the operations of each New Ancillary Service. Notwithstanding anything to the contrary contained herein, Corporate Overhead shall not be included in determining the costs and expenses associated with any New Ancillary Service.

                           (ii) Profits and/or losses of any Ancillary Division
                  shall be divided equally between the Medical Group and the Management Company, and all distributions to the Medical Group and to the Management Company shall be made in equal amounts to each from available cash (after payment of all currently due obligations incurred in connection with such New Ancillary Division, including, without limitation, any principal and interest amounts then due and payable under Section 5.8(a)(iv) below, and after retention of reasonable reserves) derived from the operation of such Ancillary Division.

                           (iii) All diagnostic and therapeutic equipment
                  utilized in connection with any New Ancillary Service ("New Ancillary Service Medical Equipment") shall be acquired by the Management Company and leased to the Medical Group pursuant to a Medical Equipment Master Lease Agreement.

                           (iv) The Management Company shall pay all of the
                  Ancillary Service Start-Up Costs (as hereinafter defined). Beginning with the month following the expiration of the Ancillary Service Start-Up Period (as hereinafter defined), the Management Company shall be entitled to recoup all of the Ancillary Service Start-Up Costs previously paid by the Management Company in sixty (60) equal monthly installments of principal, plus interest on the unrecouped portion of such costs at the prevailing prime rate as set forth in the Wall Street Journal or at the actual rate paid by the Management Company with respect to any part of such costs that have been financed by the Management Company, if applicable.

                           (v) The Management Company shall provide, in
                  connection with any New Ancillary Service, the full range of management services described in this Agreement.

                           (vi) The billings, collections, costs and expenses

                  relating to any New Ancillary Service shall not be included in the computations of Medical Group Compensation, the Management Fee, Management Company Costs, New Medical Office Start-Up Costs, or Medical Group Costs as described in Sections 5.3, 5.4, 5.5, 5.6, or 5.7, respectively.

                  (b) For purposes of this Section 5.8, "Ancillary Service Start-Up Period" means the period commencing on the date that any costs are incurred in connection with the establishment of the New Ancillary Service, which date shall not be prior to the date of the agreement establishing such New Ancillary Service, and ending on the earlier to occur of (i) the last day of the first period of two (2) consecutive calendar months for which the New Ancillary Service shows a profit (as determined by the Management Company) or (ii) the last day of the twelfth month after the establishment of such New Ancillary Service.

                  (c) For purposes of this Section 5.8, "Ancillary Service Start-Up Costs" means the total of all of the following costs incurred in connection with the establishment of a New Ancillary Service during the Ancillary Service Start-Up Period (whether such costs would otherwise be considered Management Company Costs or Medical Group Costs):

                           (i) Any lease payments for New Ancillary Service
                  Medical Equipment;

                           (ii) All costs of acquiring furniture, fixtures, and
                  office equipment;

                           (iii) All initial occupancy costs, if any, including
                  but not limited to prepaid rent, and tenant improvements;

                           (iv) All costs related to the acquisition of
                  materials and supplies related to the provision of such New Ancillary Service; and

                           (v) All ongoing costs of the New Ancillary Service,
                  including but not limited to personnel (other than the Billable Medical Personnel) and related benefits, the cost of operating any equipment utilized in providing the service, supplies, insurance, rent, repairs and maintenance, outside services, telephone, taxes, utilities, storage and other ordinary ongoing expenses of providing the New Ancillary Service.

         5.9. Review and Audit of Books and Records.

         Each of the parties shall have the right, during ordinary business hours and upon reasonable notice, to review and make copies of, or to audit through a qualified certified public accountant approved by the other party

(which approval shall not be unreasonably withheld), the books and records of the other party relating to the billing, collection, and disbursement of fees, and the determination of costs, under this Agreement. Any such review or audit shall be performed at the cost of the requesting party; provided, however, that in the event that such review or audit requested by the Medical Group discloses a discrepancy indicating that the Medical Group has actually been underpaid by an amount in excess of five percent (5%) of the total amount of Medical Group Compensation otherwise payable to the Medical Group for the period covered by the audit, the cost of the audit shall be borne by the Management Company. All documents and other information obtained in the course of such review or audit shall be held in strict confidence.

         5.10. Start-Up Period.

         Consistent with the provisions of Section 2 of this Agreement, the parties acknowledge and agree that, in order to facilitate the transition of responsibilities hereunder, certain requirements and procedures agreed to under this Agreement may be implemented, in whole or in part and at any time during the period commencing on the Commencement Date and ending 90 days thereafter (subject to extension by agreement of the Medical Group and the Management Company), rather than being fully implemented immediately on the Commencement Date. Accordingly, the parties further agree that the Management Fee and Monthly Draw payable in respect of the Management Services and the Medical Group Services applicable to such period of time shall be computed, and any appropriate adjustments shall be made, such that no material financial advantage or disadvantage shall accrue to either party as a result of implementing such requirements and procedures over the course of such start-up period rather than immediately on the Commencement Date.

         5.11. New Physician Compensation Costs.

         Notwithstanding anything contained herein to the contrary, during the period beginning on the New Physician Start Date (as hereinafter defined) and ending on the earlier to occur (such earlier date being referred to herein as, the "Release Date") of (i) the date that is 180 days after the New Physician Start Date or (ii) the New Physician Breakeven Date (as hereinafter defined), the Management Company shall be responsible for the payment of all New Physician Compensation (as hereinafter defined). In the event that the New Physician Breakeven Date has not occurred by the Release Date, the Medical Group may request that the Management Company extend the Release Date until the earlier to occur of (x) the date that is 180 days after the Release Date or (y) the New Physician Breakeven Date (such period being referred to herein as, the "Extended Payment Period"). The

Management Company will grant such request and continue paying the New Physician

Compensation through the Extended Payment Period; provided that the Medical Group shall reimburse the Management Company the aggregate amount paid during the Extended Payment Period to or for the benefit of the New Physician. The Medical Group shall reimburse such amount in six equal monthly installments, the first of such installments being due on the first day of the month immediately following the end of the Extended Payment Period. The Billings and Collections generated by such New Physician for those Medical Group Services performed by such New Physician shall in all instances be included in determining Billings and Collections for purposes of this Agreement. As of the Release Date or the last day of the Extended Payment Period, as the case may be, the New Physician Compensation shall be payable by, and become the responsibility of, the Medical Group in accordance with Section 5.7 hereof.

                  (a) "New Physician" means, any physician who, at any time after the Commencement Date, becomes affiliated with or employed by the Medical Group; provided that if such physician becomes affiliated with or employed by the Medical Group pursuant to a transaction between the Management Company and such physician or a medical group with which such physician is affiliated in which the Management Company acquires any assets or accounts receivable from such physician or such medical group or pays any other consideration to such physician or such medical group in connection with such physician's affiliation or employment with the Medical Group and/or the Management Company, then such physician shall not be deemed to be a New Physician for purposes of this Agreement.

                  (b) "Physician Breakeven Date" means, with respect to any New Physician, the date on which the Collections generated by such New Physician during the period beginning on the New Physician Start Date and ending on the date of determination first equal or exceed (i) the aggregate amount of New Physician

Compensation paid to such New Physician for the foregoing period plus (ii) that portion of the Medical Group Costs and Management Company Costs associated with such New Physician and/or the Medical Group Services provided by such New Physician.

                  (c) "New Physician Compensation" means, with respect to any New Physician and for any period in question, the amount of compensation (wages and otherwise) payable to such New Physician by the Medical Group.

                  (d) "Physician Start Date" means, with respect to any New Physician, the date such New Physician becomes affiliated with or employed by the Medical Group.

     SECTION 6. Representations and Warranties of the Medical Group

         The Medical Group hereby represents and warrants to the Management Company, as of the Signature Date, as follows:

         6.1. Organization; Good Standing; Qualification and Power.


         The Medical Group is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania and has all requisite power and authority to own, lease, and operate its properties, to carry on its business as now being conducted and as proposed to be conducted, to enter into this Agreement, the Medical Equipment Master Lease, the Office Subleases, and the Stockholder Non-Competition Agreements (as hereinafter defined) (collectively, the "Medical Group Transaction Documents"), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Medical Group has delivered to the Management Company a true and correct copy of its Operating Agreement, in effect on the date hereof.

         6.2. Equity Investments.

         Except as set forth on Schedule 6.2, the Medical Group currently has no subsidiaries, nor does the Medical Group currently own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture, or other entity.

         6.3. Authority.

         The execution, delivery and performance of this Agreement and the other Medical Group Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Medical Group. This Agreement and the other Medical Group Transaction Documents have been duly and validly executed and delivered by the Medical Group and constitute the legal, valid and binding obligations of the Medical Group enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. Neither the execution, delivery or performance of this Agreement or any other Medical Group Transaction Document by the Medical Group nor the consummation by the Medical Group of the transactions contemplated hereby or thereby, nor compliance by the Medical Group with any provision hereof or thereof will conflict with or result in a breach of any provision of the formation documents of the Medical Group, cause a default (with due notice, lapse of time or both), or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument, obligation or agreement to which the Medical Group is a party or by which the Medical Group or any of its properties or assets may be bound (with respect to which defaults or other rights all requisite waivers or consents shall have been obtained at or prior to the date hereof) or violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or governmental body applicable to the Medical Group or any of its properties or assets or the Medical Business. Except as provided on
Schedule 6.3, to the best of the Medical Group's knowledge, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery or performance by the Medical Group of this Agreement or any other Medical Group Transaction Document or the consummation of the transactions contemplated hereby and thereby.

         6.4. Financial Information.

         Schedule 6.4 contains the Medical Group's internal statements of assets, liabilities and members' equity of the Medical Business at June 30, 1997 (the "Balance Sheet"; and the date thereof being referred to as the "Balance Sheet Date"), and the related internal statements of revenue and expenses for the six-month period then ended (including the notes thereto and other financial information included therein) (collectively, the "Internal Financial Statements"), and (b) the compiled financial statements of the Medical Business for the periods ended December 31, 1996, December 31, 1995, and December 31, 1994 (the "Review Financial Statements"). The Internal Financial Statements and the Review Financial Statements (i) are in accordance with the books and records of the Medical Business, (ii) fairly present the financial position of the Medical Business as of the dates thereof, (iii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby, and (iv) are true, correct and complete in all material respects as of the dates thereof.

         6.5. Absence of Undisclosed Liabilities.

         Except as set forth on Schedule 6.5, as of the Balance Sheet Date, the Medical Business did not have any material liability of any nature (matured or unmatured, fixed or contingent, known or unknown) which was not provided for or disclosed on the Balance Sheet, all liability reserves established by the Medical Business on the Balance Sheet were adequate and there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March
1975) which were not adequately provided for or disclosed on the Balance Sheet.

         6.6. Absence of Changes.

         Except as set forth on Schedule 6.6, since the Balance Sheet Date, the Medical Business has been operated in the ordinary course and consistent with past practice and there has not been:

                  (a) any material adverse change in the condition (financial or otherwise), assets (including, without limitation, levels of working capital and the components thereof), liabilities, operations, results of operations, earnings, business or prospects of the Medical Business;


                  (b) any damage, destruction or loss (whether or not covered by insurance) in an aggregate amount exceeding $25,000 affecting any asset or property of the Medical Business;

                  (c) any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, or any transaction, contract or commitment entered into, by the Medical Business other than such items created or incurred in the ordinary course of the Medical Business and consistent with past practice;

                  (d) any payment, discharge or satisfaction of any claim, lien, encumbrance, liability or obligation by the Medical Business outside the ordinary course of the Medical Business (whether absolute, accrued, contingent or otherwise and whether due or to become due);

                  (e) any license, sale, transfer, pledge, mortgage or other disposition of any tangible or intangible asset of the Medical Business except in the ordinary course of the Medical Business and consistent with past practice;

                  (f) any write-off as uncollectible of any accounts receivable in connection with the Medical Business or any portion thereof in excess of $5,000 in the aggregate exclusive of all normal contractual adjustments from third party payors;

                  (g) except for all normal contractual adjustments from third party payors, any account receivable in connection with the Medical Business in an amount greater than $10,000 which (i) has become delinquent in its payment by more than 90 days, (ii) has had asserted against it any claim, refusal to pay or right of set-off, (iii) an account debtor has refused to pay for any reason or with respect to which such account debtor has become insolvent or bankrupt or
(iv) has been pledged to any third party;

                  (h) any cancellation of any debts or claims of, or any amendment, termination or waiver of any rights of material value to, the Medical Business;

                  (i) any general uniform increase in the compensation of employees of the Medical Group or the Medical Business (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, deferred compensation arrangement or other plan or commitment) or any increase in compensation payable to any officer, employee, consultant or agent thereof, or the entering into of any employment contract with any officer or employee, or the making of any loan to, or the engagement in any transaction with, any officer of the Medical Group or the Medical Business;

                  (j) any change in the accounting methods or practices followed in connection with the Medical Business or any change in depreciation or amortization policies or rates theretofore adopted;

                  (k) any agreement or commitment relating to the sale of any material fixed assets of the Medical Business;

                  (l) any other transaction relating to the Medical Business other than in the ordinary course of the Medical Business and consistent with past practice; or

                  (m) any agreement or understanding, whether in writing or otherwise, for the Medical Business to take any of the actions specified in items (a) through (l) above.

         6.7. Tax Matters.

                  (a) Except as set forth on Schedule 6.7, (i) all Taxes (as hereinafter defined) relating to the Medical Business required to be paid by the Medical Group through the date hereof have been paid and all returns, declarations of estimated Tax, Tax reports, information returns and statements required to be filed by the Medical Group in connection with the Medical Business prior to the date hereof (other than those for which extensions shall have been granted prior to the date hereof) relating to any Taxes with respect to any income, properties or operations of the Medical Group prior to the date hereof (collectively, "Returns") have been duly filed; (ii) as of the time of filing, the Returns correctly reflected in all material respects (and, as to any Returns not filed as of the date hereof, will correctly reflect in all material respects) the facts regarding the income, business, assets, operations, activities and status of the Medical Business and any other information required to be shown therein; (iii) all Taxes relating to the operations of the Medical Business that have been shown as due and payable by the Medical Group on the Returns have been timely paid and filed or adequate provisions made to the books and records of the Medical Business; (iv) in connection with the Medical Business (x) the Medical Group has made provision on the Balance Sheet for all Taxes payable by the Medical Group for any periods that end on or before the Balance Sheet Date for which no Returns have yet been filed and for any periods that begin on or before the Balance Sheet Date and end after the Balance Sheet Date to the extent such Taxes are attributable to the portion of any such period ending on the Balance Sheet Date and (y) provision has been made for all Taxes payable by the Medical Group for any periods that end on or before the date hereof for which no Returns have then been filed and for any periods that begin on or before the date hereof and end after such date to the extent such Taxes are attributable to the portion of any such period ending on such date; (v) no tax liens have been filed with respect to any of the assets of the Medical

Business, and there are no pending tax audits of any Returns relating to the Medical Business; and (vi) no deficiency or addition to Taxes, interest or penalties applicable to the Medical Group for any Taxes relating to the operation of the Medical Business has been proposed, asserted or assessed in writing (or any member of any affiliated or combined group of which the Medical Group or any previous operator of the Medical Business was a member for which the Medical Group could be liable).

                  (b) The Medical Group is not a foreign person within the meaning of ss.1.1445-2(b) of the Regulations under Section 1445 of the Code.

                  (c) The Medical Group has provided the Management Company with true and complete copies of all Federal, state and foreign Returns of the Medical Group for the calendar years ending December 31, 1996 and 1995.

                  (d) For purposes of this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to any person or entity, (i) all Federal, state, local and foreign income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all Federal, state, local and foreign gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other Federal, state, local and foreign taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such person or entity and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another person or entity or a member of an affiliated or combined group.

         6.8. Litigation, Etc.

         Except as set forth on Schedule 6.8, there are no (a) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the best knowledge of the Medical Group, threatened against the Medical Group or in connection with the Medical Business, whether at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or (b) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against the Medical Group, its assets or affecting the Medical Business. The Medical Group has delivered to the Management Company all documents and correspondence relating to matters referred to in said Schedule 6.8.

         6.9. Compliance; Governmental Authorizations.

         The Medical Group and the Medical Business have complied in all material respects with all applicable material Federal, state, local or foreign laws, ordinances, regulations and orders. The Medical Group has all Federal, state, local and foreign governmental licenses and permits necessary in the conduct of the Medical Business, the lack of which would have a material adverse effect on the Medical Group's ability to operate the Medical Business after the date hereof on substantially the same basis as presently operated, such licenses and permits are in full force and effect, the Medical Group has not received any notice indicating that any violations are or have been recorded in respect of any thereof, and no proceeding is pending or, to the best knowledge of the Medical Group, threatened to revoke or limit any thereof. To the best knowledge of the Medical Group, none of such licenses and permits shall be affected in any material respect by the transactions contemplated hereby. Neither the Medical Group nor any of the Medical Personnel employed by the Medical Group is now or in the last four years has been the subject of or involved in any investigation by any Federal, state or local regulatory agency related to its or his Medicare, Medicaid or other third party payor billing practices.

         6.10. Accounts Receivable; Accounts Payable.

                  (a) Except as set forth on Schedule 6.10, all of the accounts receivable owing to the Medical Group in connection with the Medical Business as of the date hereof constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of the Medical Business, the amounts of which are actually due and owing, and as of the date hereof, to the best knowledge of the Medical Group, there are no claims, refusals to pay or other rights of set-off against any thereof. Except as set forth on Schedule 6.10, as of the date hereof, there is no account receivable or note receivable of the Medical Business pledged to any third party. The Medical Group has provided the Management Company with an accounts receivable aging report dated as of July 31, 1997 that is true and complete as of the date thereof.

                  (b) All accounts payable and notes payable by the Medical Business to third parties arose in the ordinary course of business and, except as set forth in Schedule 6.10, there is no account payable or note payable past due or delinquent in its payment.

         6.11. Labor Relations; Employees.

         Schedule 6.11 contains a true and complete list of the persons employed by the Medical Group as of the date hereof (the "Employees"). Except as set forth on Schedule 6.11, (a) the Medical Group and the Medical Business are not delinquent in payments to any of the Employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them to the date hereof or amounts required to be reimbursed to the Employees; (b) upon termination of the employment of any of the Employees, neither the Medical Group, the Medical Business nor the Management Company will by reason of anything done prior to the date hereof, or by reason of the consummation of the transactions contemplated hereby, be liable for any excise taxes pursuant to
Section 4980B of the Code or to any of the Employees for severance pay or any other payments; (c) there is no unfair labor practice complaint against the Medical Group or in connection with the Medical Business pending before the National Labor Relations Board or any comparable state, local or foreign agency;
(d) there is no labor strike, dispute,
slowdown or stoppage actually pending or, to the best knowledge of the Medical Group, threatened against or involving the Medical Group or Medical Business;
(e) there is no collective bargaining agreement covering any of the Employees; and (f) to the best knowledge of the Medical Group, no Employee or consultant is in violation of any (i) employment agreement, arrangement or policy between such person and any previous employer (private or governmental) or (ii) agreement restricting or prohibiting the use of any information or materials used or being used by such person in connection with such person's employment by or association with the Medical Group or the Medical Business.

         6.12. Employee Benefit Plans.

                  (a) Schedule 6.12 identifies each 'employee benefit plan', as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other written or oral plans, programs, policies or agreements involving direct or indirect compensation (including any employment agreements entered into between the Medical Group or the Medical Business and any Employee or former employee of the Medical Group or in connection with the Medical Business, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained or entered into by the Medical Group or in connection with the Medical Business for the benefit of any Employee or former employee of the Medical Group or in connection with the Medical Business under which the Medical Group, any affiliate thereof or the Medical Business has any present or future obligation or liability (the "Employee Plans"). The Medical Group has provided the Management Company with true and complete age, salary, service and related data for Employees of the Medical Group and in connection with the Medical Business.

                  (b) Schedule 6.12 lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits currently maintained by the Medical Group or in connection with the Medical Business.

                  (c) Except as set forth on Schedule 6.12, (i) each Employee Plan has been operated and administered in compliance with ERISA, the Code and in accordance with the provisions of all other applicable Federal and state laws; (ii) all reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Employee Plan; (iii) to the best knowledge of the Medical Group, no breaches of fiduciary duty or prohibited transactions have occurred with respect to any Employee Plan; and (iv) all reporting, disclosure and bonding obligations have been satisfied with respect to each Employee Plan.

                  (d) The Medical Group has made available to the Management Company a true and complete copy of each Employee Plan and a true and complete copy of each of the following documents, prepared in connection with such Employee Plan; (i) each trust or other funding arrangement, (ii) the two most recently filed Annual Reports (Form 5500), including attachments, for each Employee Plan, and (iii) the most recently received IRS determination letter.

         6.13. Insurance.

         Schedule 6.13 contains a list of all policies of professional liability (medical malpractice), general liability, theft, fidelity, fire, product liability, errors and omissions, health and other property and casualty forms of insurance held by the Medical Group covering the assets, properties or operations of the Medical Group and the Medical Business (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder). All such policies of insurance are valid and enforceable policies and are outstanding and duly in force and all premiums with respect thereto are currently paid. Neither the Medical Group nor its predecessor in interest has, during the last five fiscal years, been denied or had revoked or rescinded any policy of insurance relating to the assets, properties or operations of the Medical Group or the Medical Business.

         6.14. Real Property.

         Schedule 6.14 sets forth an accurate and complete legal description of the entire right, title and interest of the Medical Group in and to all real property, together with all buildings, facilities, fixtures and improvements located on such real property, owned or leased by the Medical Group (the "Real Property"), together with an accurate description of the title insurance policy or other evidence of title issued with respect thereto, the most current survey of such real property and a description of the use thereof. Other than the Real Property, the Medical Group has no other interest (leasehold or otherwise) in real property used, held for use or intended to be used in the Medical Business. The Medical Group has a valid leasehold interest in all Real Property leased by the Medical Group. True and complete copies of all leases to which the Medical Group is a party or by which the Medical Group leases space have been delivered to the Management Company.

         6.15. Burdensome Restrictions.

         Except as set forth on Schedule 6.15, neither the Medical Group nor the Medical Business is bound by any oral or written agreement or contract which by its terms prohibits or restricts it from conducting the Medical Group or the Medical Business (or any material part thereof).

         6.16. Disclosure.

         Neither the Medical Group Transaction Documents (including the Exhibits and Schedules attached thereto) nor any other document, certificate or written statement furnished to the Management Company by or on behalf of the Medical Group in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. Except as set forth on Schedule 6.16, there have been no events or transactions, or information which has come to the attention of the Medical Group, which, as they relate directly to the Medical Group or the Medical Business, could reasonably be expected to have a material adverse effect on the business, operations, affairs, prospects or condition of the Medical Group and the Medical Business.

     SECTION 7. Representations and Warranties of the Management Company.

         The Management Company represents and warrants to the Medical Group, as of the Signature Date, as follows:

         7.1. Organization, Good Standing and Power.

         The Management Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and each of the Asset Purchase Agreement, the Restricted Stock Agreements (as hereinafter defined), the Assignments of Lease, the Office Subleases, the Medical Equipment Master Lease Agreement and the Stockholder Non-Competition

Agreements (collectively, the "Management Company Transaction Documents"), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Management Company has delivered to the Medical Group a true and correct copy of its amended and restated certificate of incorporation (the "Amended and Restated Certificate of Incorporation") and its bylaws (the "Bylaws"), each as in effect on the date hereof.

         7.2. Authority.

         The execution, delivery and performance of this Agreement and the other Management Company Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Management Company. This Agreement and each Management Company Transaction Document has been duly and validly executed and delivered by the Management Company, and this Agreement and each such Management Company Transaction Document is the valid and binding obligation of the Management Company, enforceable in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. Neither the execution, delivery or performance of this Agreement or any other Management Company Transaction Document, nor the consummation by the Management Company of the transactions contemplated hereby or thereby, nor compliance by the Management Company with any provision hereof or thereof, will (a) conflict with or result in a breach of any provisions of the Amended and Restated Certificate of Incorporation or the Bylaws of the Management Company, (b) cause a default (with due notice, lapse of time or both), or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any material note, bond, lease, mortgage, indenture, license or other instrument, obligation or agreement to which the Management

Company is a party or by which it or any of its properties or assets is or may be bound (with respect to which defaults or other rights all requisite waivers or consents shall have been obtained at or prior to the date hereof) or (c) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or governmental body applicable to the Management Company or any of its properties or assets. Except as set forth on Schedule 7.2, to the best of the Management Company's knowledge, no permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery or performance by the Management Company of this Agreement or any other Management Transaction Document or the consummation by the Management Company of the transactions contemplated hereby or thereby.

         7.3. Capitalization.

                  (a) The total authorized capital of the Management Company consists of 20,000,000 shares of common stock, of which 8,057,059 shares are issued and outstanding, and 8,633,049 shares of preferred stock, of which (i) 999,999 shares of Series A Convertible Preferred Stock, (ii) 2,000,001 shares of Series B Convertible Preferred Stock, (iii) 254,999 shares of Series C

Convertible Preferred Stock, (iv) 188,072 shares of Series D Convertible Preferred Stock and (v) 533,335 shares of Series E Convertible Preferred Stock, are all issued and outstanding. Each of the outstanding shares of capital stock has been duly and validly authorized and issued, is fully paid for and non-assessable, and was issued in compliance with all applicable Federal and state securities laws.

                  (b) The Management Company has taken all action necessary or appropriate to duly authorize the creation, issuance and sale of the common stock to be issued hereunder. Such shares of common stock, when issued, sold and delivered, as provided for herein and in the Restricted Stock Agreements, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership of the shares. The issuance of such shares of common stock will not violate any preemptive or similar right of any person.

         74. Financial Information.

         Schedule 7.4 contains (a) the unaudited statements of assets, liabilities and stockholders' equity of the Management Business at March 31, 1997 (the "Management Company Balance Sheet"; and the date thereof being referred to as the "Management Company Balance Sheet Date"), and the related unaudited statements of revenue and expenses for the periods then ended (including the notes thereto and other financial information included therein) (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements (i) were prepared in accordance with the books and records of the Management Business, (ii) fairly present the financial position of the Management Business as of the dates thereof, and (iii) are true, correct and complete in all material respects as of the date thereof.

         7.. Absence of Undisclosed Liabilities.

         Except as set forth on Schedule 7.5, as of the Management Company Balance Sheet Date, (a) the Management Business did not have any material liability of any nature required to be disclosed on a balance sheet (matured or unmatured, fixed or contingent, known or unknown) which was not provided for or disclosed on the Management Company Balance Sheet, (b) all liability reserves established by the Management Business on the Management Company Balance Sheet were adequate and (c) there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the

Financial Accounting Standards Board in March 1975) which were not adequately provided for or disclosed on the Management Company Balance Sheet.

         7.6. Absence of Changes.


         Except as set forth on Schedule 7.6, since the Management Company Balance Sheet Date, the Management Business has been operated in the ordinary course and consistent with past practice and there has not been:

                  (a) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, results of operations, earnings, business or prospects of the Management Business;

                  (b) any damage, destruction or loss (whether or not covered by insurance) in an aggregate amount exceeding $25,000 affecting any asset or property of the Management Business;

                  (c) any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, or any transaction, contract or commitment entered into, by the Management Business other than such items created or incurred in the ordinary course of the Management Business and consistent with past practice;

                  (d) any payment, discharge or satisfaction of any claim, lien, encumbrance, liability or obligation by the Management Business outside the ordinary course of the Management Business (whether absolute, accrued, contingent or otherwise and whether due or to become due);

                  (e) any license, sale, transfer, pledge, mortgage or other disposition of any material tangible or intangible asset of the Management Business except in the ordinary course of the Management Business and consistent with past practice;

                  (f) any cancellation of any debts or claims of, or any amendment, termination or waiver of any rights of material value to, the Management Business;

                  (g) any change in the accounting methods or practices followed in connection with the Management Business or any change in depreciation or amortization policies or rates theretofore adopted;

                  (h) any other transaction relating to the Management Business other than in the ordinary course of the Management Business and consistent with past practice; or

                  (i) any agreement or understanding, whether in writing or otherwise, for the Management Business to take any of the actions specified in items (a) through (h) above.

         7.7. Litigation, Etc.

         Except as set forth on Schedule 7.7, there are no (a) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the best knowledge of the Management Company, threatened against the Management Company or in connection with the Management Business, whether at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which, if adversely determined, could have a material adverse effect on the Management Company or (b) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against the Management Company its assets or affecting the Management Business.

         7.8. Compliance; Governmental Authorizations.

         The Management Company and the Management Business shall have complied in all material respects with all applicable material Federal, state, local or foreign laws, ordinances, regulations and orders. The Management Company has all Federal, state, local and foreign governmental licenses and permits necessary in the conduct of the Management Business, the lack of which would have a material adverse effect on the Management Company's ability to operate the Management Business after the date hereof on substantially the same basis as presently operated, such licenses and permits are in full force and effect, the Management Company has not received any notice indicating that any violations are or have been recorded in respect of any thereof, and no proceeding is pending or, to the best knowledge of the Management Company, threatened to revoke or limit any thereof. To the best knowledge of the Management Company, none of such licenses and permits shall be affected in any material respect by the transactions contemplated hereby.

         7.9. Employees.

         Except as set forth on Schedule 7.9, the Management Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by them through the date hereof.

         7.10. Insurance.

         The Management Company has obtained such policies of insurance as are usual and customary for businesses of the type conducted by the Management Company. All such policies of insurance are valid and enforceable policies, and all premiums with respect thereto are currently paid.

         7.11. Burdensome Restrictions.

         Except as set forth on Schedule 7.11, neither the Management Company nor the Management Business is bound by any oral or written agreement or contract which by its terms prohibits it from conducting the Management Company or the Management Business (or any material part thereof).

         7.12. Disclosure.

         Neither the Management Company Transaction Documents (including the Exhibits and Schedules attached thereto) nor any other document, certificate or written statement furnished to the Medical Group by or on behalf of the Management Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

     SECTION 8. Operations Committee.

         8.1. Formation and Operation of the Operations Committee.

         The Management Company and the Medical Group shall establish a committee (the "Operations Committee") responsible for directing the Management Company in connection with the development of certain specific management and administrative policies for the overall operation of the Medical Group. The Operations Committee shall consist of six (6) members. The Medical Group shall designate three (3) members of the Operations Committee, each of whom shall be a physician in the Medical Group, and the Management Company shall designate three
(3) members of the Operations Committee. The business of the Operations Committee shall be conducted in accordance with the policies and procedures described in Section 8.4 hereof.

         8.2. Authoritative Functions of the Operations Committee.

         The Operations Committee shall perform the following functions, and the decisions of the Operations Committee with respect to such functions shall be binding on the Management Company and the Medical Group:

                  (a)      Approve the annual budgets for:

                           (i)      Billings and Collections;

                           (ii)     Medical Group Costs;

                           (iii) Capital expenditures to be made by the Management Company in fulfillment of its obligations hereunder; and

                           (iv)     Management Company Operating Costs.


                  (b) Approve costs and expenses that exceed the Management Company Operating Costs Budget.

                  (c) Establish parameters and criteria with respect to the establishment and maintenance of relationships with institutional providers and payors and managed care contracts (except with respect to the establishment of professional fees).

                  (d)      Establish parameters and criteria with respect to:

                           (i)      Billings;

                           (ii)     Claims submission;

                           (iii)    Collections of fees;

                           (iv)     Delinquent account collection policies;

                           (v) Turnover of delinquent accounts to outside collection agencies;

                           (vi)     Write-offs of account balances;

                           (vii)    Claim review requests;

                           (viii)   "Insurance only" and other courtesy
                                    write-off policies;

                           (ix)     Lien account collection policies; and

                           (x)      Student Athlete account policies.

                  (e) Approve the acquisition, replacement, relocation, or other disposition of Medical Equipment and FF&E, approve the integration of new technologies into the professional practice of the Medical Group as contemplated by Section 3.11 hereof, and approve the renovation and expansion of any offices of the Medical Group ("Tenant Improvements"); provided, however, that the approval of the Management Company also shall be required prior to (i) the acquisition of any Equipment (including any Medical Equipment, FF&E or other items relating to or necessary in connection with the integration of new technologies into the professional practice of the Medical Group) if and to the extent that the aggregate cost of such items in any calendar year exceeds five percent (5%) of the Management Fee for the prior year (or, with respect to the first year of the Term, the projected Management Fee for such year), (ii) the undertaking of any Tenant Improvements relating to patient care facilities that cost more than $10,000 in the aggregate at any one of the Medical Group's office locations in any calendar year, or (iii) the undertaking of any other Tenant Improvements.

                  (f) Establish parameters and criteria for off-site storage of files and records of the Medical Group.

         8.3. Advisory Functions of the Operations Committee.

         The Operations Committee shall review, evaluate and make recommendations to the Medical Group and the Management Company with respect to the following matters:

                  (a) Identification of physician subspecialties required for the efficient operation of the Medical Group; advice regarding all Medical Personnel employment and recruitment contracts to be utilized by the Medical Group.

                  (b) Development of long-term strategic planning objectives for the Medical Group.

                  (c) Public relations, advertising, and other marketing of Medical Group Services, including design of exterior signs.

                  (d) The establishment of fees for professional services and ancillary services rendered by the Medical Group.

                  (e) Access and quality issues pertaining to ancillary services.

                  (f) Insurance limits and insurance coverage of the Medical Group and the Management Company, as such coverage may relate to Medical Group operations and activities.

                  (g) Any matters arising in connection with the operations of the Medical Group that are not specifically addressed in this Agreement and as to which the Management Company or the Medical Group requests consideration by the Operations Committee.

The recommendations of the Operations Committee with respect to the matters described in this Section 8.3 are intended for the advice and guidance of the Management Company and the Medical Group, and except as provided herein, the Operations Committee does not have the power to bind the Management Company or the Medical Group. Where discretion with respect to any matters is vested in the Management Company or the Medical Group under the terms of this Agreement, the Management Company or the Medical Group, as the case may be, shall have ultimate responsibility for the exercise of such discretion, notwithstanding any recommendation of the Operations Committee. The Management Company and the Medical Group shall, however, take such recommendations of the Operations Committee into account in good faith in the exercise of such discretion.

         8.4. Committee Policies and Procedures.

                  (a) The Medical Group shall designate one of its members to act as Chairman of the Committee, and the Management Company shall designate one of its members to act as Vice Chairman. Each party may substitute or change its designated Operations Committee members at any time upon notice to the other party, and any Operations Committee member may designate his or her own substitute at any meeting without notice. Each member shall have one vote and shall have the right to grant his or her proxy to another member of the Operations Committee. The Chairman, if present, shall preside at all meetings of the Operations Committee. In the absence of the designated Chairman, the Vice Chairman shall preside. The only powers of the Chairman and the Vice Chairman that differ from those of the other members of the Operations Committee shall be to call and preside over meetings in accordance with this Section 8.4.

                  (b) The Operations Committee may hold meetings without call or formal notice at such times and places as a quorum of its members may from time to time determine. A meeting of the Operations Committee also may be called by at least two (2) members of the Operations Committee or by the Chairman or Vice Chairman thereof upon at least three (3) days' written notice to the other members of the Operations Committee. Such notice requirement shall be deemed waived with respect to any member of the Operations Committee who attends such meeting. Meetings may be held in person or by telephone. The Operations Committee also may act by written consent as provided in Section 8.4(c). Minutes shall be kept of all formal actions taken by the Operations Committee.

                  (c) No action of the Operations Committee shall be effective unless authorized by the vote of four (4) or more members of the Operations Committee present or represented by proxy at the applicable meeting. A quorum of the Operations Committee shall be four (4) members, in person, by telephone, or by proxy, and a quorum must remain for the duration of the meeting. The Operations Committee may establish such procedures to act by written consent, without a meeting, as the Operations Committee determines are advisable, provided that all six (6) members (in person or by proxy) must sign any written consent.

     SECTION 9. Obligations of the Medical Group.

         The Medical Group shall have the following obligations during the Term:

         9.1. Compliance with Laws.

         The Medical Group shall provide professional services to patients in compliance at all times with those ethical standards, laws and regulations to which they are subject, including, without limitation, Medicare and Medicaid regulations. The Medical Group shall verify, with the assistance of the Management Company, that each physician and other Medical Personnel associated with the Medical Group for the purpose of providing medical care to patients of the Medical Group is licensed by the State of Pennsylvania. The Medical Group shall monitor the quality of medical care practiced by physicians and other health care personnel associated with the Medical Group. In the event that any disciplinary actions or medical malpractice actions are initiated against any such physician by any payor, patient, state or Federal regulatory agency or any other person or entity, the Medical Group shall immediately inform the Management Company of such action and its underlying facts and circumstances.

         9.2. Use of Facility.

         The Medical Group shall use and occupy any Facility (as defined below) exclusively for the practice of medicine, and shall comply with all applicable Federal, state and local rules, ordinances and standards of medical care. The medical practice or practices conducted at any Facility described in clause (i) of the definition of the term "Facility" shall be conducted solely by Medical Personnel associated with the Medical Group, and no other physician or medical practitioner shall be permitted to use or occupy any Facility described in clause (i) below without the prior written consent of the Management Company, which consent shall not be unreasonably withheld or delayed. The term "Facility" shall mean (i) any medical office or laboratory controlled, managed or operated by the Management Company or (ii) any hospital at which any Medical Personnel practices medicine or maintains admitting privileges.

         9.3. Choice of Braces, Splints, Appliances, Medical Supplies, and Allografts.

         The Medical Group shall have the exclusive control over the choice of vendors and products utilized with respect to all prosthetics, prosthetic devices, orthotics, braces, splints, appliances, medical supplies and allografts.

         9.4. Choice of Radiologists, Anesthesiologists, Hospitals, Physical Therapy, MRI, and Other Medical Professionals and Facilities.

         The Medical Group shall have exclusive control over the choice of specific physicians and facilities to be utilized by the Medical Group with respect to radiology, anesthesiology, hospitals, physical therapy, MRI, and other medical professionals and facilities; provided, however, that the foregoing shall not be considered New Ancillary Services or New Medical Offices, as the case may be, unless the parties have agreed thereto in accordance with
Section 3.4(b) or 3.2(b), as the case may be.

         9.5. Insurability.

         The Medical Group shall cooperate with the Management Company in (i) ensuring that its Medical Personnel are insurable under commercially available malpractice insurance policies or (ii) instituting proceedings to terminate within two business days any Medical Personnel who is not insurable or who loses his or her malpractice insurance eligibility. The Medical Group shall notify the Management Company in writing of any change in the insurance status of any Medical Personnel within two days after the Medical Group receives notice of any such change. The Medical Group shall require all Medical Personnel to participate in an on-going risk management program.

         9.6. Medicare.

         The Medical Group shall cause all physicians to be participating providers and accept assignment under Medicare.

         9.7. Accounts Receivable; Billing.

         From the Commencement Date, the Medical Group acknowledges and agrees that all Accounts of the Medical Group or its Medical Personnel shall be the property of the Management

Company hereunder and the Medical Group and the Medical Personnel hereby transfer and assign all of their right, title and interest to such Accounts to the Management Company; provided, however, that the right to payment of Medicaid and Medicare receivables shall remain with the Medical Group in accordance with applicable Federal law. The Medical Group's Medical Personnel shall be responsible for providing the appropriate current CPT4 coding with respect to the fee tickets prepared by such Medical Personnel.

         9.8. Medical Personnel Hiring.

         The Medical Group shall have the ultimate control over and responsibility for the hiring, compensation, supervision, evaluation and termination of its Medical Personnel; provided, however, that at the request of the Medical Group, the Management Company shall consult with the Medical Group regarding such matters.

         9.9. Continuing Education.

         The Medical Group and its Medical Personnel shall be solely responsible for ongoing membership in professional associations and continuing professional education. The Medical Group shall ensure that its Medical Personnel participate in such continuing professional education as is necessary for such physician or professional to remain current in his or her field of medical practice.

         9.10. Clinical Research.

         The Medical Group shall have the ultimate control over and responsibility for any clinical research program pertaining to patients of the Medical Group. This shall include but not be limited to research personnel interviewing, hiring, termination, compensation, day-to-day supervision, and assignment of responsibilities and projects. However, the Medical Group will cooperate with and take direction from the Management Company in its nationwide efforts to provide an effective disease management information system and outcome studies programs.

     SECTION 10. Certain Covenants.

         10.1. Change of Control.

         During the Term of this Agreement, the Medical Group shall not enter into any single transaction (or group of related transactions undertaken pursuant to a common plan) involving the admission of new members, transfer of limited liability company interests, or reorganization or restructuring of the Medical Group, if in any such case the effect would be to transfer a majority of the ownership interest in the Medical Group, without the prior written consent of the Management Company, which consent shall not be unreasonably withheld or delayed.

         10.2. Legend on Securities.

         During the Term of this Agreement, any certificate or similar evidence representing an equity interest in the Medical Group issued by the Medical Group shall bear the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES OR "BLUE-SKY" LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS. ADDITIONALLY, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER CONTAINED IN THE AMENDED AND

         RESTATED MANAGEMENT SERVICES AGREEMENT EFFECTIVE AS OF JULY 1, 1997, BETWEEN LEHIGH VALLEY BONE, MUSCLE AND JOINT GROUP, L.L.C., A PENNSYLVANIA LIMITED LIABILITY COMPANY, AND BONE, MUSCLE AND JOINT, INC., A DELAWARE CORPORATION."

Nothing herein shall be construed as requiring the Medical Group to issue any certificate or other evidence representing an equity interest in the Medical Group if such has not been issued prior to the date hereof.

     SECTION 11. Records.

         11.1. Medical Records.

         Upon termination of this Agreement, the Medical Group shall retain all patient medical records maintained by the Medical Group or the Management Company in the name of the Medical Group.

         11.2. Management Business Records.

         All books and records relating in any way to the operation of the Management Business which are not patient medical records shall at all times be the property of the Management Company. The Management Company shall maintain custody of such records, and the Medical Group shall, upon its written request, be entitled to copies of any such records relating to the Management Services performed by the Management Company.

         11.3. Access to Records Following Termination.

         Following the termination of this Agreement, the Medical Group shall grant (to the extent permitted by law) to the Management Company, for the purpose of preparing for any actual or anticipated legal proceeding or for any other reasonable purpose, reasonable access (which shall include making photocopies) to the patient medical records described in Section 11.1 hereof and any other pertinent information regarding the Medical Group during the Term. Prior to accessing such patient medical records, the Management Company shall obtain any required patient authorization.

         Following the termination of this Agreement, the Management Company shall provide to the Medical Group, promptly upon the Medical Group's written request, photocopies of the Management Business records described in Section
11.2 hereof, and shall grant to the Medical Group, for the purpose of preparing for any actual or anticipated legal proceeding or for any other reasonable purpose, any other pertinent information regarding the Management Company during the Term.

     SECTION 12. Insurance and Indemnity.

         12.1. Professional Liability Insurance.

         During the Term, the Management Company shall, to the extent permitted by applicable law, procure and maintain for the benefit of itself and the Medical Group comprehensive professional liability insurance providing for (a) general liability coverage and (b) medical malpractice coverage with limits of not less than $300,000 per claim and with aggregate policy limits of not less than $900,000 covering the Medical Group and each of the Medical Personnel of the Medical Group (or such higher amounts and additional coverage (including state mandated catastrophic coverage) as may be necessary to comply with any regulatory requirement and/or contractual requirement to which such Medical Personnel or the Medical Group may be subject), including coverage for claims made after the Commencement Date relating to events or occurrences at any time prior thereto. The parties hereto acknowledge that the Management Company is procuring the malpractice insurance referenced herein to ensure that the Management Company has protection in the event it is sued as a result of an act or omission of an employee of the Medical Group. The Management Company shall pay the premiums for such general and medical malpractice liability coverage, and the Management Company shall be designated as a co-beneficiary under such insurance policies.

         12.2. Life Insurance.

         The Management Company may, at its option, obtain a $500,000 life insurance policy for each duly licensed physician equity member of the Medical Group. The Management Company shall be designated as the beneficiary under any such policies. The premiums for such policies shall be paid by the Management Company and shall not be included as Management Company Operating Costs or otherwise charged to the Medical Group.

         12.3. Indemnification by Medical Group.

         The Medical Group shall indemnify, hold harmless and defend the Management Company, its officers, directors, shareholders, employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys' fees and expenses), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of (i) the performance of Medical Group Services, including without limitation the performance of such services prior to the Commencement Date, (ii) any other acts or omissions of the Medical Group and its Medical Personnel (to the extent that such acts or omissions of the Medical Personnel are within the scope of their employment with the Medical Group), including without limitation any such acts or omissions that occurred prior to the Commencement Date, or (iii) any breach of or failure to perform any obligation under this Agreement or the Medical

Group Transaction Documents (which, for purposes hereof, shall be deemed to include the Restricted Stock Agreement to be signed by the Management Company and each equity member or employee of the Medical Group receiving stock of the Management Company, in the form of Exhibit D attached hereto (the "Restricted Stock

Agreement") by the Medical Group and/or the Medical Personnel and/or their respective agents and/or subcontractors (other than the Management Company) during the Term.

         12.4. Indemnification by Management Company.

         The Management Company shall indemnify, hold harmless and defend the Medical Group, its members, employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys' fees and expenses), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of (i) the performance of Management Services,
(ii) any other acts or omissions of the Management Company and its employees or
(iii) any breach of or failure to perform any obligation under this Agreement or the Management Company Transaction Documents by the Management Company and/or its agents, employees and/or subcontractors (other than the Medical Group) during the Term.

     SECTION 13. Termination.

         13.1. Termination by Medical Group.

         The Medical Group may terminate this Agreement effective immediately by giving written notice of termination to the Management Company (a) in the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by the Management Company or upon other action taken or suffered, voluntarily or involuntarily, under any Federal or state law for the benefit of debtors by the Management Company, except for the filing of a petition in involuntary bankruptcy against the Management Company which is dismissed within ninety (90) days thereafter (a "Bankruptcy Event"), (b) in the event the Management Company shall default in any material respect in the performance of any duty or obligation imposed upon it by this Agreement and the Management Company shall not have taken reasonable action commencing curing of such default within thirty (30) days after written notice thereof has been given to the Management Company by the Medical Group or the Management Company does not thereafter diligently prosecute such action to completion; or (c) in the event that any of the representations and warranties made by the Management Company in Section 7 is untrue or misleading in any material respect, provided that the Medical Group shall have previously given written notice to the Management Company describing in reasonable detail the nature of the item in question and the Management Company shall not have cured such matter within thirty (30) days of such notice.

         13.2. Termination by Management Company.

         The Management Company may terminate this Agreement effective immediately by giving written notice of termination to the Medical Group (a) in the event of a Bankruptcy Event relating to the Medical Group, (b) in the event the Medical Group shall default in any material respect in the performance of any duty or obligation imposed upon it by this Agreement and the Medical Group shall not have taken reasonable action commencing curing of such default within thirty (30) days after written notice thereof has been given to the Medical Group by the Management Company or the Medical Group does not thereafter diligently prosecute such action to completion, (c) in the event that any of the representations and warranties made by the Medical Group in Section 6 is untrue or misleading in any material respect, provided that the Management Company shall have previously given written notice to the Medical Group describing in reasonable detail the nature of the item in question and the Medical Group shall not have cured such matter within thirty (30) days of such notice, or (d) in the event that the Medical Group is excluded from the Medicaid or Medicare program as a result of disciplinary action taken against any medical professional affiliated with the Medical Group by the state or Federal agency responsible for the operation and supervision of such program, and such agency delivers a notice of such exclusion to the Medical Group (a copy of which the Medical Group will promptly deliver to the Management Company).

         13.3. Termination by Medical Group or Management Company.

         The Medical Group and the Management Company shall each have the right to terminate this Agreement effective immediately by giving written notice of termination to the other party pursuant to Section 27 of this Agreement.

         13.4. Effect of Termination.

                  (a) Upon the termination of this Agreement in accordance with the terms hereof, neither party hereto shall have any further obligation or liability to the other party hereunder, except as provided in Sections 3.15(c), 5.3(b) (as modified by Section 13.4(b) below), 13.5 and 26 hereof, and except to pay in full and satisfy any and all outstanding obligations of the parties accruing through the effective date of termination.

                  (b) Upon the termination of this Agreement, the Annual Medical Group Compensation Amount described in Section 5.3(b) shall be calculated on or before the end of the fourth month following the termination date, rather than on or before April 30 as specified in Section 5.3(b), and the computation made under such Section shall be made with respect to the portion of the year ending on the termination date (if the termination date is other than December 31). In making such computation, all Collections during January, February, and March of such year shall be excluded, and all Collections during the three-month period following termination shall be included. All Collections during the three-month period following termination shall continue to be owned by the Management Company (and the Medical Group shall immediately forward any amounts received in connection therewith to the Management Company) and all

Collections thereafter shall be owned by the Medical Group. Any payment required under the terms of Section 5.3(b)(ii) shall be made within fifteen (15) days after the date by which the foregoing calculation is to be made, rather than on May 15.

         13.5. Repurchase of Assets.

         Promptly following termination of this Agreement for any reason, the Management Company shall sell, transfer, convey, and assign to the Medical Group, and the Medical Group shall purchase, assume, and accept from the Management Company, at such price and upon such terms as may be agreed upon by the parties -- or, if the parties are unable to agree, at fair market value, determined in the manner set forth below -- all of the following items which are used in connection with the professional practice and related activities of the Medical Group and which, in the case of items (a), (b), (c) and (d), are physically located in any of the offices of the Medical Group, subject to any required consent from any third party having an interest therein:

                  (a)      the Medical Equipment owned by the Management
                           Company;

                  (b) the furniture, furnishings, trade fixtures, and office equipment owned by the Management Company;

                  (c) the Management Company's rights and interests in any equipment leased by the Management Company, subject to the Medical Group's assumption of the obligations accruing thereunder after the date of termination of this Agreement;

                  (d)      the supplies owned by the Management Company;

                  (e) the Management Company's rights and interests under all of the Office Leases, subject to the

                           Medical Group's assumption of the obligations accruing thereunder after the date of termination of this Agreement; and

                  (f)      the deposits of the Management Company relating to

                           the Medical Group.

Fair market value of the above described assets shall be determined by an independent appraiser mutually agreed upon by the Medical Group and the Management Company; provided, however, that if the Medical Group and the Management Company are unable to agree upon such an appraiser, each of the parties shall select an appraiser and the two appraisers thus selected shall select a third appraiser. All of the appraisers shall appraise the assets, and for purposes of determining the purchase price, the highest and lowest appraisals shall be disregarded, and the remaining appraisal shall be used. Notwithstanding anything contained herein to the contrary, the consideration payable by the Medical Group to the Management Company under this Section 13.5 shall be reduced by the aggregate amount, if any, payable by the Management Company to the Stockholders (as such term is defined in the Restricted Stock Agreements).

     SECTION 14. Non-Disclosure of Confidential Information.

         14.1. Non-Disclosure.

                  (a) Neither the Management Company nor the Medical Group, nor their respective employees, stockholders, consultants or agents shall, at any time after the execution and delivery hereof, directly or indirectly disclose any Confidential or Proprietary Information relating to the other party hereto to any person, firm, corporation, association or other entity, nor shall either party, or their respective employees, stockholders, consultants or agents make use of any of such Confidential or Proprietary Information for its or their own purposes or for the benefit of any person, firm, corporation or other entity except the parties hereto or any subsidiary or affiliate thereof. The foregoing obligation shall not apply to any information which a party hereto can establish to have (a) become publicly known without breach of this Agreement by it or them, (b) to have been given to such party by a third party who is not obligated to maintain the confidentiality of such information, or (c) is disclosed to a third party with the prior written consent of the other party hereto.

                  (b) For purposes of this Section 14, the term "Confidential or Proprietary Information" means all information known to a party hereto, or to any of its employees, stockholders, officers, directors or consultants, which relates to the Transaction Documents, patient medical and billing records, trade secrets, books and records, supplies, pricing and cost information, marketing plans, strategies and forecasts. Nothing contained herein shall prevent a party hereto from furnishing Confidential or Proprietary Information pursuant to a direct order of a court of competent jurisdiction.

     SECTION 15. Non-Competition.

         In consideration of the premises contained herein and the consideration to be received hereunder, and in consideration of and as an inducement to the

Management Company to consummate the transactions contemplated hereby, the Medical Group hereby (a) agrees to the Non-Competition covenants attached hereto as Schedule VIII and (b) agrees to require each of the physicians receiving capital stock of the Management Company as of the date hereof, and each person who after the date hereof becomes entitled to receive stock (or options to receive stock) in the Management Company in connection with his or her performance of services for the Medical Group, to execute a Stockholder Non-Competition Agreement substantially in the form attached hereto as Exhibit E.

     SECTION 16. Obligations of the Management Company.

         16.1. No Practice of Medicine.

         During the Term, the Management Company shall not provide or otherwise engage in services or activities which constitute the practice of medicine, as defined in applicable state or Federal law, except in compliance therewith.

         16.2. No Interference with Professional Judgment.

         Without in any way limiting Section 16.1 hereof, during the Term, the Management Company shall not interfere with the exercise of professional judgment by any physician or other licensed health care professional who is an equity member, employee, or contractor of the Medical Group, nor shall the Management Company interfere with, control, direct, or supervise any physician or other licensed health care professional in connection with the provision of Medical Group Services. The foregoing shall not preclude the Management Company from assisting in the development of professional protocols and monitoring compliance with policies and procedures that have been instituted in accordance with this Agreement.

     SECTION 17. Assignment.

         The Management Company shall have the right to assign its rights and delegate its obligations hereunder to any affiliate and to assign its rights hereunder to any lending institution from which the Management Company or any affiliate obtains financing for security purposes or as collateral. Except as set forth in the preceding sentence, neither the Management Company nor the Medical Group shall have the right to assign their respective rights and delegate their respective obligations hereunder without the prior written consent of the other party; provided, however, that after the consummation of an initial public offering of the Management Company's common stock, the

Medical Group's consent shall not be required in connection with any assignment by the Management Company arising out of or in connection with a sale of all or substantially all of the stock or assets of the Management Company or the merger, consolidation, or reorganization of the Management Company.

     SECTION 18. Notices.

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, telecopied (with original sent by mail), sent by nationally-recognized overnight courier, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

         If to the Management Company:

                           Bone, Muscle and Joint, Inc.
                           4800 North Federal Highway, Suite 104D
                           Boca Raton, Florida  33431
                           Attention:  Naresh Nagpal, M.D., President
                           Telecopier: (561) 391-1389;

         with a copy to:

                           O'Sullivan Graev & Karabell, LLP
                           30 Rockefeller Plaza
                           New York, New York  10112
                           Attention:  Jeffrey S. Held, Esq.
                           Telecopier: (212) 408-2420; and

         If to the Medical Group:

                           Lehigh Valley Bone, Muscle and
                             Joint Group, L.L.C.
                           2597 Schoenersville Road
                           Bethlehem, Pennsylvania  18017
                           Attention:  Ranjan Sachdev, M.D.
                           Telecopier: (610) 691-7882;

         with a copy to:

                           Margolis Duckworth & Funt, P.C.
                           2045 Westgate Drive, Suite 404
                           Bethlehem, Pennsylvania  18017
                           Attention:  Timothy J. Duckworth, Esq.
                           Telecopier: (610) 882-9822;

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery and telecopier, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, and (c) in the case of mailing, on the third business day following the day on which the piece of mail containing such communication is posted.

     SECTION 19. Benefits of Agreement.

         This Agreement shall bind and inure to the benefit of any successors to or permitted assigns of the Management Company and the Medical Group.

     SECTION 20. Governing Law; Jurisdiction.

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Pennsylvania, without giving effect to the laws and principles thereof, or of any other jurisdiction, which would direct the application of the laws of another jurisdiction. The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any Federal or state court located in the Commonwealth of Pennsylvania. By execution and delivery of this Agreement, the parties hereto irrevocably submit to the jurisdiction of such courts for themselves and in respect of their property with respect to such action. The parties hereto irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any other jurisdiction. The parties hereto shall act in good faith and shall refrain from taking any actions to circumvent or frustrate the provisions of this Agreement.

     SECTION 21. Headings.

         Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

     SECTION 22. Entire Agreement; Amendments.

         This Agreement, the exhibits and schedules hereto, and the Restricted Stock Agreements and Stockholder Non-Competition Agreements each dated as of July 1, 1996, between the Management Company and each of the Medical Group and each member thereof contain the entire understanding of the parties with respect to its subject matter, and neither this Agreement nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by all of the parties against whom enforcement is sought. This Agreement supersedes and replaces in its entirety the Original Agreement. The parties hereto hereby acknowledge that (i) the Stock Purchase Agreement dated as of July 1, 1996, among the Management Company, OAB and the other parties thereto and (ii) the Termination Agreement dated as of July 1, 1996, among the Management Company, the Medical Group and the other parties thereto, are each hereby terminated and of no further force or effect.


     SECTION 23. Attorneys' Fees.

         In the event of any dispute or controversy arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable costs and expenses, including attorneys' fees and accountants' fees, incurred in connection with such dispute or controversy.

     SECTION 24. Severability.

         The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

     SECTION 25. Counterparts.

         This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     SECTION 26. Waivers.

         Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     SECTION 27. Survival of Termination.

         Notwithstanding anything contained herein to the contrary, Sections 3.3(f), 11, 12.3, 12.4, 13, 14, 15, 18, 19, 20, 22, 23 and this Section 27 shall survive any expiration or termination of this Agreement.

     SECTION 28. Contract Modification for Prospective Legal Events.

         In the event any state or Federal laws or regulations, now existing or enacted or promulgated after the date hereof, are interpreted by judicial decision, a regulatory agency or legal counsel of both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Medical Group and the Management Company shall amend this Agreement as necessary to avoid such violation. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the Medical Group and the Management Company. If an amendment is not possible, either party shall have the right to terminate this

Agreement. Any dispute between the parties hereto arising under this Section 28 with respect to whether this Agreement violates any state or Federal laws or regulations shall be jointly submitted by the parties and finally settled by binding arbitration in Pennsylvania, pursuant to the arbitration rules of the National Health Lawyers Association Alternative Dispute Resolution Service. Arbitration shall take place before one arbitrator appointed in accordance with such rules. The governing law of the arbitration shall be the law set forth in
Section 20. Any decision rendered by the arbitrator shall clearly set forth the factual and legal basis for such decision. The decision rendered by the arbitrator shall be non-appealable and enforceable in any court having jurisdiction thereof. The administrative costs of the arbitration and the arbitrator fees shall be equally borne by the parties. Each party shall pay its own legal costs and fees in connection with such arbitration.

                                                     * * * * *

                  IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Management Services Agreement as of the date first above written.

                           LEHIGH VALLEY BONE, MUSCLE AND JOINT GROUP, L.L.C.

                           By:______________________________
                              Name:
                              Title:

                           BONE, MUSCLE AND JOINT, INC.

                           By:______________________________
                              Name:
                              Title

Acknowledged and Agreed to
 (as to Sections 4, 9.7, 12.2,
  14 and 15):

_______________________________
Thomas S. Sauer, M.D.

_______________________________
Ranjan Sachdev, M.D.

_______________________________
Joseph L. Garbarino, M.D.

_______________________________
John M. Williams, M.D.

_______________________________
Peter W. Kozicky, M.D.

Acknowledged and Agreed to
 (as to Section 3.2(a)):

Orthopaedic Associates of Bethlehem, Inc.

By:_____________________________________
   Name:
   Title: